UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Veeco Instruments Inc.
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VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY  11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On Friday, May 14, 2010, Veeco Instruments Inc. will hold its 2010 Annual Meeting of Stockholders at One Jericho Plaza, Jericho, NY 11753.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.                                       Election of two directors to hold office until the 2013 Annual Meeting of Stockholders;

2.                                       Approval of the Veeco Instruments Inc. 2010 Stock Incentive Plan;

3.                                       Approval of an amendment to Veeco’s Certificate of Incorporation to increase the authorized shares of Veeco’s common stock thereunder;

4.                                       Ratification of the appointment of our independent registered public accounting firm for fiscal year 2010; and

5.                                       Any other business properly presented at the meeting or any adjournment or postponement thereof.

Only stockholders who own stock at the close of business on March 19, 2010 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote “FOR” each of the listed nominees for Director and “FOR” proposals 2, 3 and 4 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2009 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing for this proxy statement and card as well as a copy of Veeco’s Annual Report is April 8, 2010.  For more information about Veeco, please visit our website at www.veeco.com.

By order of the Board of Directors,

Gregory A. Robbins
Senior Vice President, General Counsel and Secretary
April 8, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 14, 2010:  The Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.

i

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.                            Why am I receiving these materials?

Our board of directors has delivered these proxy materials to you in connection with the solicitation of proxies for use at Veeco’s 2010 Annual Meeting of stockholders, which will take place on Friday, May 14, 2010, at 9:30 a.m. local time, at One Jericho Plaza, Jericho, NY 11753.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q2.                            Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco Instruments Inc. common stock on March 19, 2010, the record date for the meeting.  At such time, 40,265,649 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q3.                            How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q4.                            How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.”  The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine.  If a proposal is routine, a broker holding shares for an owner in “street” name may vote in its discretion on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the “street” name owner does not provide any voting instructions.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q5.                            What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominee for director, “FOR” the Veeco Instruments Inc. 2010 Stock Incentive Plan, “FOR” the amendment of Veeco’s Certificate of Incorporation and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Q6.                            How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                      notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY  11219, in writing at any time before the meeting;

(2)                      submitting a later-dated proxy at any time before the meeting; or

(3)                      voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q7.                            What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Broker non-votes occur when shares held by a broker or other nominee are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder, and (2) the broker lacks the authority to vote the shares at his/her discretion.  Broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal but are counted as shares present and entitled to be voted.

Q8.                            How many votes are needed to approve each proposal?

Directors are elected by a plurality of the votes cast at the meeting.  The nominee receiving the most “FOR” votes among votes properly cast at the meeting will be elected.  Veeco’s Bylaws provide that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders at which a quorum is present.  Therefore, to be approved, Proposals 3 and 4 must receive a “FOR” vote from a majority of the Veeco shares properly cast at the meeting.  In accordance with Delaware law, Proposal 2 must receive a “FOR” vote from the majority of the Veeco shares outstanding.

Q9.                            How will voting on any other business be conducted?

Although we do not know of any business to be considered at the 2010 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to

John R. Peeler, Veeco’s Chief Executive Officer, and David D. Glass, Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Q10.                     Who will count the vote?

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q11.                     How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Meeting on our website at www.veeco.com and remain available there through May 31, 2010.  Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting.

Q12.                     Who can attend the Annual Meeting?

All stockholders who owned shares on March 19, 2010 may attend.

Q13.                     What does it mean if I get more than one proxy or vote instruction card?

If your shares are registered in more than one name or in more than one account, you may receive more than one card.  Please complete and return all of the proxy or vote instruction cards you receive to ensure that all of your shares are voted.

Q14.                     I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

Q15.                     When are stockholder proposals for the 2011 Annual Meeting due?

In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2011 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 by December 9, 2010.  Any such proposal must comply with the requirements of our Fourth Amended and Restated Bylaws and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any director nomination or other proposal that any stockholder intends to present at the 2011 Annual Meeting, but does not intend to have included in the proxy materials prepared by the

Company in connection with the 2011 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2011 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.   In addition, the stockholder’s notice must set forth the information required by our Fourth Amended and Restated Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2011 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 27, 2008.

Q16.                     What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of eight directors divided into three classes of Directors serving staggered three-year terms.  Mr. Fridrich, having reached 75 years of age before the date of the Annual Meeting, will not stand for re-election in accordance with the Company’s Corporate Governance Guidelines.  These guidelines provide that, in general, the Board believes that 75 is an appropriate retirement age for outside directors and will not nominate directors for re-election who are beyond 75 years of age.  In addition, Mr. Pfister will not stand for re-election in 2010.  The Board has determined to reduce the size of the Board from eight to six directors following the Annual Meeting.  To maintain the equal size of each of the three classes, Mr. Peeler, currently a Class II director, will stand for election as a Class I director.  If Mr. Peeler is not elected as a Class I director, he will continue to serve as a Class II director.  Approximately one-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time.  In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment; management; accounting and finance; knowledge of the industries in which the Company operates; understanding of manufacturing and services; strategic vision; knowledge of international markets; marketing; research and development; and other areas relevant to the Company’s business.  Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation of the Board, including an assessment of the make-up of the Board as a whole.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 17 below regarding the process for stockholder nominations of director candidates.

Q17.                     Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth in Question 15.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Fourth Amended and Restated Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q18.                     How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q19.                     How much will this proxy solicitation cost?

Laurel Hill Advisory Group, LLC was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $5,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  Laurel Hill may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify Laurel Hill against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q20.                     Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco Instruments Inc., on behalf of the Company, for the 2010 Annual Meeting of Stockholders to be held on Friday, May 14, 2010 at 9:30 a.m.

Q21.                     What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders, including our Form 10-K, are available on our website at www.veeco.com.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and practices and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning, periodic board and committee self-assessment and other governance matters.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.  During the past three years, a majority of the Board has attended one or more director education programs accredited by Institutional Shareholder Services.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, Governance and Strategic Planning Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable Nasdaq listing standards, except Mr. Peeler, the Company’s Chief Executive Officer, and Mr. Braun, the Company’s Chairman and former Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Audit, Compensation and Governance Committees are required to be and are independent in accordance with Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2009, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Fridrich and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director.  Upon such submission, the Board shall determine whether to accept or reject the resignation.

Board Leadership Structure

We currently have a separate Chief Executive Officer, Chairman of the Board and Lead Director.  Although we do not have a formal policy on whether the same person should (or should not) serve as both the Chief Executive Officer and Chairman of the Board, we believe it is appropriate to separate the positions in recognition of the difference between the two roles.  When the Chairman of the Board is an employee of the Company or otherwise not independent, we believe it is important to have a separate Lead Director, who is an independent director.

Mr. Braun has served as the Chairman of the Board since 2007.  He served as our Chairman and Chief Executive Officer from 1990 until 2007.  In serving as Chairman of the Board, Mr. Braun serves as a significant resource for our Chief Executive Officer, Mr. Peeler, other members of management and the Board.

Mr. Pfister serves as the Lead Director.  In that role, he presides over the Board’s executive sessions, during which our independent directors meet without management, and serves as the principle liaison between management and the independent directors of the Board.  Mr. Pfister has served as a Veeco director since 1998. As Mr. Pfister is not standing for re-election in 2010, it is expected that one of the continuing directors would be appointed as lead director following the Annual Meeting.

We believe the combination of Mr. Braun as our Chairman of the Board and Mr. Pfister as our Lead Director has been an effective structure for the Company.  The division of duties and the additional avenues of communication between the Board and our management associated with having Mr. Braun serve as Chairman of the Board and Mr. Pfister as Lead Director provides the basis for the proper functioning of our Board and its oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee undertakes, at least annually, a review to evaluate these risks.  Individual members of the Audit Committee are each assigned an area of risk to oversee.  The members then meet separately with management responsible for such area, including the Company’s chief accounting officer, internal auditor and general counsel, and report to the Committee on any matters identified during such discussions with management.  In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Risk

Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company.  Our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company.

Board Meetings and Committees

During 2009, Veeco’s Board held eleven meetings.  Each Director attended at least 75% of the meetings of the Board and Board committees on which such Director served during 2009.  It is the policy of the Board to hold executive sessions without management at every regular quarterly board meeting and as requested by a Director.  The Lead Director presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2009, Mr. Peeler was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following committees:  an Audit Committee, a Compensation Committee, a Governance Committee and a Strategic Planning Committee.  In addition, during 2009, the Board established a Pricing Committee to review and approve certain matters in connection with its equity offering in October 2009.

Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Messrs. Elftmann, Fridrich, Pfister and Simone (Chairman).  The Board has determined that all members of the Audit Committee are financially literate as that term is defined by Nasdaq and by applicable SEC rules.  The Board has determined that each of Messrs. Elftmann, Pfister and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2009, the Audit Committee met eleven times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, Fridrich and McDaniel (Chairman).  During 2009, the Compensation Committee met nine times.

Governance Committee.  The Company’s Governance Committee (formerly known as the Nominating and Governance Committee) addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto.  The Governance Committee currently consists of Messrs. Elftmann (Chairman), McDaniel and Simone.  During 2009, the Governance Committee met five times.

Strategic Planning Committee.  The Company’s Strategic Planning Committee oversees the Company’s strategic planning process.  The Strategic Planning Committee consists of Messrs. Braun (Chairman), D’Amore, McDaniel, Peeler and Pfister.  During 2009, the Strategic Planning Committee met once.

Pricing Committee.  In October 2009, the Board formed of a committee to oversee and approve certain matters related to the Company’s equity offering.  The Board designated Messrs. D’Amore, McDaniel and Simone as members of the committee.  During 2009, the Pricing Committee met twice.

Compensation of Directors

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation (S) (4)	Total ($)
Edward H. Braun (5)	198,462	—	4,733	203,195
Richard A. D’Amore	27,000	74,996	—	101,996
Joel A. Elftmann	34,000	74,996	—	108,996
Heinz K. Fridrich	31,000	74,996	—	105,996
Douglas A. Kingsley (6)	9,000	—	—	9,000
Roger D. McDaniel	34,000	74,996	—	108,996
Irwin H. Pfister	39,000	74,996	—	113,996
Peter J. Simone	38,200	74,996	—	113,196

(1)          Represents quarterly retainers and meeting fees paid during 2009 for Directors other than Mr. Braun.  Includes payments made in 2009 for attendance at certain meetings held at the end of 2008.  Does not include payments for attendance at certain meetings held at the end of 2009 for which payments were made in 2010.  For Mr. Braun, reflects payments under the Service Agreement dated July 24, 2008 pursuant to which Mr. Braun serves on the Board and is compensated for such service.  Reflects voluntarily reduction of fees in 2009.  See “Reduction of Board Compensation for 2009” below.

(2)          Reflects awards of 8,503 shares of restricted stock to each director on May 18, 2009 (other than Mr. Kingsley, whose term expired on May 15, 2009, and Mr. Braun), which awards vest over a one-year service period.  In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $8.82 per share or $74,996.

(3)          As of December 31, 2009, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)
Edward H. Braun	0	550,000
Richard A. D’Amore	8,503	30,000
Joel A. Elftmann	8,503	20,000
Heinz K. Fridrich	8,503	20,000
Douglas A. Kingsley (6)	0	0
Roger D. McDaniel	8,503	20,000
Irwin H. Pfister	8,503	20,000
Peter J. Simone	8,503	20,000

(4)          All Other Compensation consists of 401(k) matching contribution ($2,500) and premiums for group term life insurance ($2,233) payable to Mr. Braun under the Service Agreement dated July 24, 2008.

(5)          Reflects the compensation paid to Mr. Braun as a Director under the Service Agreement dated July 24, 2008.  Prior to the appointment of John R. Peeler as Chief Executive Officer of the Company on July 1, 2007, Mr. Braun served as Chairman and Chief Executive Officer of Veeco.  The Service Agreement provides the terms on which Mr. Braun will remain available to serve on Veeco’s Board through December 31, 2011.

(6)          Mr. Kingsley’s term as Director expired on May 15, 2009.

Director Compensation Policy

Veeco’s Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco (and other than Mr. Braun) shall be paid a retainer of $5,000 per quarter, plus additional retainers of $1,250 per quarter for the chairman of the Compensation Committee and the chairman of the Governance Committee, $3,000 per quarter for the chairman of the Audit Committee, and $2,500 per quarter for the Lead Director.  In addition, non-employee Directors receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Each non-employee Director also receives an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  In January 2009, the Compensation Committee determined that the value of this annual award should be $100,000 per director.  The restrictions on these shares lapse on the first anniversary of the date of grant.  Directors who are employees, such as Mr. Peeler, or who receive compensation for Board service pursuant to a separate agreement, such as Mr. Braun, do not receive additional compensation for serving as Directors or for attending board, committee or stockholder meetings.

Braun Service Agreement

Mr. Braun, the Company’s Chairman and former CEO, serves on the Board and is compensated for such service pursuant to a Service Agreement dated July 24, 2008.  The Service Agreement provides that Mr. Braun shall remain available to serve on the Board until December 31, 2011.  Under the Service Agreement, Mr. Braun is compensated at a rate of $200,000 per year, subject to periodic review by the

Board.  In addition, he is entitled to participate in all group health and insurance programs available generally to senior executives of the Company, including, in the case of health programs, continued coverage for Mr. Braun’s spouse and eligible dependents.  Except as described above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation for his service on the Board.

Reduction of Board Compensation for 2009

In light of the difficult economic environment facing the Company, during January 2009, the Board voted unanimously to reduce Board compensation for 2009 as follows:

•                  the Lead Director and Committee Chair retainers were reduced by 20% as follows:

•                  from $1,250 to $1,000/quarter for the Chairmen of the Compensation Committee and the Governance Committee,

•                  from $3,000 to $2,400/quarter for the Chairman of the Audit Committee, and

•                  from $2,500 to $2,000/quarter for the Lead Director,

•                  no meeting fees were payable for telephonic Board or Committee meetings, and

•                  the fair market value of the annual restricted stock award for outside directors was reduced from $100,000 to $75,000.

Mr. Braun agreed to reduce his annual rate of compensation by 10% (from $200,000 to $180,000/year) for the period during which the Company’s 2009 salary reduction program was in place.  In addition, the Board voted to reduce the size of the Board from nine to eight members following the 2009 Annual Meeting.

Effective January 1, 2010, Board compensation was restored to the levels provided in the Veeco Director Compensation Policy and, effective July 27, 2009, Mr. Braun’s annual compensation was restored in connection with the Company’s restoration of base salaries for all other employees, as described in the “Compensation Discussion and Analysis” below.

Certain Contractual Arrangements With Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

Pursuant to its charter, the Company’s Audit Committee, or one or more of its members with delegated authority, shall review and, if appropriate, approve all proposed related party transactions.  For this purpose, “related party transactions” are defined as those transactions required to be disclosed as such pursuant to applicable SEC and Nasdaq rules.  During 2009, there were no such transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of eight members, consisting of three Class I Directors, three Class II Directors and two Class III Directors.  Mr. Fridrich, currently a Class I director, having reached 75 years of age before the date of the Annual Meeting, will not stand for re-election in accordance with the Company’s Corporate Governance Guidelines.  These guidelines provide that, in general, the Board believes that 75 is an appropriate retirement age for outside directors and will not nominate directors for re-election who are beyond 75 years of age.  In addition, Mr. Pfister, also currently a Class I director, will not stand for re-election.  The Board has determined to reduce the size of the Board from eight to six directors following the Annual Meeting.  To maintain the equal size of each of the three classes, Mr. Peeler, currently a Class II director, will stand for election as a Class I director.  If Mr. Peeler is not elected as a Class I director, he will continue to serve as a Class II director.  The Governance Committee is currently conducting a search for at least one additional director to serve on the Board.  We cannot predict when we will select a candidate.  It is possible that we will appoint a director shortly following the Annual Meeting.  If we appoint a new director, we intend to add such director as a Class II director, with a term that would expire at the annual meeting of the stockholders in 2011.

Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Director for re-election as a Class I Director:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Roger D. McDaniel	Class I	2013
John R. Peeler	Class I	2013

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Joel A. Elftmann	Class II	2011
Peter J. Simone	Class II	2011
Edward H. Braun	Class III	2012
Richard A. D’Amore	Class III	2012

Management does not contemplate that the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, and their ages, year they joined the Board and committee memberships as of April 8, 2010, are:

			Committee Membership
Name	Age	Director since	Audit	Compensation	Governance	Strategic Planning
Edward H. Braun	70	1990				Chair
Richard A. D’Amore	56	1990		X		X
Joel A. Elftmann	70	1994	X		Chair
Heinz K. Fridrich	77	1998	X	X
Roger D. McDaniel	71	1998		Chair	X	X
John R. Peeler	55	2007				X
Irwin H. Pfister (A)	65	1998	X			X
Peter J. Simone	62	2004	Chair		X

(A)          Mr. Pfister also serves as Lead Director.

Edward H. Braun has been Chairman of Veeco since July 2007.  Prior thereto, he was Chairman and Chief Executive Officer of Veeco since January 1990.  Mr. Braun led a management buyout of a portion of Veeco’s predecessor in January 1990 to form the Company.  He joined the predecessor in 1966 and held numerous executive positions during his tenure there.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association, of which he was Chairman of the Board in 1993, and is a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.

Mr. Braun has been associated with Veeco and Veeco’s predecessor for over 40 years and brings to the Board extensive knowledge about our business operations and the process equipment and metrology industries.  Mr. Braun also brings to the Board significant executive leadership and operational experience.  Mr. Braun’s prior business experience and board service, along with his long tenure at Veeco, give him a broad and extensive understanding of our operations and the proper role and function of the Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.  In addition to Veeco, Mr. D’Amore is a director of Phase Forward Incorporated.  Additionally, during the past five years, he served as a director of Solectron Corporation.

Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years.  Mr. D’Amore has experience as a certified public accountant and gained substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards.  As a result of this service, Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies.  He has served on our Board for 20 years and through that service has developed extensive knowledge of our business.

Joel A. Elftmann is Chairman of the Board of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Mr. Elftmann has founded and held management positions in a number of companies operating in the process equipment industry.  Mr. Elftmann has gained significant experience with international business and with operational and financial matters, including financial reporting.  He also has experience in overseeing the management of public and private companies, having served as a board member of public, private and non-profit boards.  He has been a director of Veeco for over 15 years and has a broad understanding of our business.

Heinz K. Fridrich is an Industry Professor Emeritus of the University of Florida.  He joined the University of Florida in 1993 after 43 years with IBM, including serving as Vice President and General Manager of IBM’s largest development and manufacturing site for semiconductors and electronic packaging, and as IBM’s Vice President responsible for worldwide manufacturing and quality.  Additionally, during the past five years, he served as a director of CH Energy Group, Inc. and Solectron Corporation.

Mr. Fridrich has exceptional industry knowledge, having held management positions in a global technology company for more than 40 years.  He also brings a unique perspective to the Board from his tenure in the academic world.  Mr. Fridrich has also served on the boards of numerous public companies, which has given him a broad understanding of the operational, financial and strategic issues facing public and private companies.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and is currently Chairman of the Board of Entegris, Inc.

Mr. McDaniel has significant experience in the process equipment and materials industry, having served as chief executive officer at several companies operating in this field.  Mr. McDaniel has also served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  Mr. McDaniel’s in-depth knowledge of our business and his extensive management experience are important aspects of his service on the Board.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

Mr. Peeler has substantial industry and management experience, having served in senior management positions for the last 30 years culminating in his appointment as our Chief Executive Officer in 2007.  He has experience in managing diversified global companies and has a broad understanding of the challenges facing public companies.  Mr. Peeler is uniquely qualified to bring strategic insight, experience and in-depth knowledge of the communications test industry to the Board.

Irwin H. Pfister is a private investor and currently serves as an Operating Partner with Baird Capital Partners.  Prior to his retirement from Schlumberger in 2005, Mr. Pfister was Executive Vice President of Schlumberger Ltd. and Chief Executive Officer of SchlumbergerSema, a leading information technology services provider.  He joined Schlumberger in May 1986 and held several management positions, including Executive Vice President of Schlumberger Test and Transactions.  From January 1990 to June 1997, Mr. Pfister was President of the Semiconductor Solutions Group of Schlumberger.  Mr. Pfister is a past Chairman of SEMI.  Additionally, during the past five years, he served as a director of Credence Systems Corporation.

Mr. Pfister brings to the Board a strong background in complex technology enterprises and the process equipment industry.  Mr. Pfister has also worked in the private equity field, making investments in companies and overseeing those portfolio companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.  Mr. Pfister has been a director for over 10 years, through which he has developed extensive knowledge of our business and operations.

Peter J. Simone is an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Mr. Simone is also a director of Cymer, Inc., Monotype Imaging, Inc. and Newport Corporation.  Additionally, during the past five years, he served as a director of Sanmina-SCI Corporation.

Mr. Simone has held numerous executive positions in the technology and semiconductor industries.  Mr. Simone has also worked in the consulting field, advising private companies and the investment community.  Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.

PROPOSAL 2

VEECO INSTRUMENTS INC.

2010 STOCK INCENTIVE PLAN

The Board has unanimously approved for submission to a vote of the stockholders a proposal to adopt the Veeco Instruments Inc. 2010 Stock Incentive Plan (the “2010 Plan”).  The purpose of the 2010 Plan is to retain key employees, consultants and directors of the Company having experience and ability, to attract new employees, consultants and directors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.  The Board believes that grants of options and other forms of equity participation may become an increasingly important means to retain and compensate employees, consultants and directors.  The Company previously sponsored the 2000 Stock Incentive Plan (the “2000 Plan”). The 2000 plan expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 plan and this plan cannot be used for future awards.  Therefore, it is necessary for the Company to adopt the 2010 Plan to replace the 2000 Plan.  The 2010 Plan will only become effective if approved by the Company’s stockholders.

If approved by the stockholders, a total of 3,500,000 shares of Common Stock will be initially reserved for issuance under the 2010 Plan.  The number of shares of Common Stock available under the 2010 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the Common Stock or capital structure of the Company.  Capitalized terms used but not defined in this description of Proposal 2 shall have the same meaning as in the 2010 Plan unless otherwise indicated.

We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry.  The approval of the 2010 Plan will allow us to continue to provide such incentives.  In connection with our equity compensation programs, we seek to balance the need to maintain a talented resource pool in a highly competitive business with efforts to closely monitor our equity award “burn rate,” which is defined as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year. In connection with the approval of the 2010 Plan and in order to address any potential stockholder concerns regarding the number of stock awards we intend to grant in a given year, we intend to limit the “burn rate” under the 2010 Plan over the next three fiscal years, beginning with the fiscal year ending December 31, 2010, to no more than the industry mean plus one standard deviation calculated by RiskMetrics Group at the time of the equity proposal, or 4.8% per year on average, subject to business conditions.

A summary of the key features, background and a general description of the 2010 Plan as proposed is set forth below.  This summary is qualified in its entirety by the terms of the 2010 Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Key Features of the 2010 Plan:

•                  Awards are merit-based as part of our overall compensation program.

•                  An independent committee of the Board of Directors will administer the 2010 Plan.

•                  Awards other than stock options and stock appreciation rights will be charged against the 2010 Plan share reserve at the rate of 1.5 shares for each share actually granted.

•                  Awards may not be granted later than 10 years from the effective date of the 2010 Plan.

•                  Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents.

•                  Stock options and stock appreciation rights may not be repriced without prior approval of our stockholders.

•                  Stock options and stock appreciation rights may not be granted below fair market value.

•                  Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company generally are not available again for grant under the 2010 Plan.

•                  The 2010 Plan reserve is reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

Background Regarding Equity Grants and Expected Grant Practices

•                  The Company’s prior equity incentive plan, the 2000 Plan, expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 Plan and this plan cannot be used for future awards.

•                  The Company’s recent strong stock price performance can be expected to reduce the “overhang” as in-the-money stock options are exercised.  (Overhang is sum of total awards outstanding and shares available for grant as a percentage of the sum of common shares outstanding, awards outstanding and shares available for grant.)  If the 2010 Plan is approved by stockholders, the maximum overhang would be 20%.

•                  The Company intends to adhere to a “burn rate” (number of shares granted as a percentage of the shares outstanding) of no more than the industry mean plus one standard deviation calculated by RiskMetrics Group at the time of the equity proposal, or 4.8% per year on average over the next three years, subject to business conditions.

•                  Awards other than stock options and stock appreciation rights will be charged against the 2010 Plan share reserve at the rate of 1.5 shares for each share actually granted.

•                  The proposed share reserve of the 2010 Plan is expected to last three years, at which point the Company envisions returning to stockholders for further approval of an appropriate share reserve for equity incentives.

General Description of 2010 Plan

Purpose.  The purpose of the 2010 Plan is to provide the Company’s employees, consultants and directors, whose present and potential contributions are important to the success of the Company and its affiliates, an incentive, through ownership of the Company’s Common Stock, to continue in service to the Company or an affiliate, and to help the Company and its affiliates compete effectively with other enterprises for the services of qualified individuals.  As of April 8, 2010, approximately 150 individuals would be eligible to participate in the 2010 Plan.

Shares Reserved for Issuance under the 2010 Plan.  If approved by the stockholders, a total of 3,500,000 shares of Common Stock will be initially reserved for issuance under the 2010 Plan; provided, however, that the total number of shares of Common Stock that may be granted pursuant to incentive stock options under the 2010 Plan is 3,000,000 shares.  Notwithstanding the foregoing, any shares issued in connection with awards other than options and stock appreciation rights shall be counted against the limit set forth herein as one-and-a-half (1.5) shares for every one (1) share issued in connection with such award (and shall be counted as one-and-a-half (1.5) shares for every one (1) share returned or deemed not have been issued from the 2010 Plan).  The number of shares of Common Stock available under the 2010 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the Common Stock or capital structure of the Company.  The shares to be issued pursuant to awards under the 2010 Plan may be authorized, but unissued, or reacquired Common Stock.  As of April 5, 2010, the closing price of one share of Common Stock on The NASDAQ Global Select Market was $46.47.

Any shares subject to an award or portion of an award which is forfeited, canceled or expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2010 Plan.  Shares that have been issued under the 2010 Plan pursuant to an award shall not be returned to the 2010 Plan and shall not become available for future issuance under the 2010 Plan, except that if unvested shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their fair market value at the time of repurchase, such shares shall become available for future grant under the Plan.  Shares tendered or withheld in payment of an option exercise price or withheld by the Company to satisfy any tax withholding obligation shall not be returned to or become available for future issuance under the 2010 Plan.  All shares covered by the portion of an SAR that is exercised (whether or not shares are actually issued upon exercise of the SAR) shall be considered issued pursuant to the 2010 Plan.

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is three hundred thousand (300,000) shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is two hundred thousand (200,000) shares.  The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the Common Stock of the Company and its determination shall be final, binding and conclusive.

Administration.  The 2010 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board.  The 2010 Plan will be administered by the compensation committee.  With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code.

Terms and Conditions of Awards.  The 2010 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively referred to as “awards”).  Stock options granted under the 2010 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options.  Incentive stock options may be granted only to employees.  Awards other than incentive stock options may be granted to employees, directors and consultants of the Company and its related entities.  To the extent that the aggregate fair market value of shares of the Company’s Common Stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as non-qualified stock options.  Under the 2010 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.  Each award granted under the 2010 Plan shall be designated in an award agreement.

The Administrator may issue awards under the 2010 Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction.  Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the Company’s Common Stock or the amount of other consideration to be covered by each award (subject to the limitations set forth above under “—Shares Reserved for Issuance under the 2010 Plan”), to approve award agreements for use under the 2010 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2010 Plan, to construe and interpret the terms of the 2010 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2010 Plan, as the Administrator deems appropriate.

The term of any award granted under the 2010 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than (10) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2010 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company).  In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the Common Stock on the date of grant.  In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant.  In the case of all other awards granted under the 2010 Plan, the exercise or purchase price shall be determined by the Administrator.  The exercise or purchase price is generally payable in cash, check, shares of Common Stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2010 Plan provides that any amendment that would adversely affect the grantee’s rights under outstanding awards shall not be made without the grantee’s written consent; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the grantee.  The 2010 Plan also provides that stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2010 Plan or (ii) cancel any option or stock appreciation right awarded under the 2010 Plan in exchange for another award at a time when exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction.  However, canceling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or stock appreciation right will not require stockholder approval.

Under the 2010 Plan, the Administrator may establish one or more programs under the 2010 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award.  The Administrator also may establish under the 2010 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Termination of Service.  An award may not be exercised after the termination date of such award as set forth in the award agreement.  In the event a participant in the 2010 Plan terminates continuous service with the Company, an award may be exercised only to the extent provided in the award agreement.  Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first.  Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a non-qualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards.  Under the 2010 Plan, awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant.  The 2010 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code.  The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 300,000 shares.  The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive.  Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.”  An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period.  Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates.  To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of Common Stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is two hundred thousand (200,000) shares.  The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive.  In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain.  In addition, the performance goal must be stated in terms of an objective formula or standard.

Under the current version of Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the four other most highly compensated officers of the Company.  The Internal Revenue Service (“IRS”) is expected to release guidance shortly that may expand the definition of a “covered employee” to be consistent with recent changes under the reporting and disclosure rules of the Securities Exchange Act of 1934.  The new reporting rules require disclosure for the chief executive officer, the chief financial officer (regardless of compensation) and the next three highest paid officers.  Therefore, once the IRS issues the expected guidance, the Company will apply such guidance to its covered employees for the purposes of Section 162(m).

The 2010 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (1) share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow,

(13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16) economic value added, (17) market share, (18) net income, (19) personal goals, (20) sales, (21) improvements in capital structure, (22) earnings before interest, taxes and amortization, (23) budget comparisons, (24) controllable profits, (25) expense management, (26) improvements in capital structure, (27) profit margins, (28) operating or gross margin, (29) profitability of an identifiable business unit or product, (30) cash flow, operating cash flow, or cash flow or operating cash flow per share, (31) reduction in costs, (32) return on capital, (33) improvement in or attainment of expense levels or working capital level, and (34) earnings before interest, taxes, depreciation and amortization.

Change in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by outstanding awards, and the number of shares of Common Stock which have been authorized for issuance under the 2010 Plan but as to which no awards have yet been granted or which have been returned to the 2010 Plan, the exercise or purchase price of each such outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or similar transaction affecting the Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, or (iii)  any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Corporate Transactions.  Effective upon the consummation of a Corporate Transaction, the Administrator may provide for the termination of outstanding awards under the 2010 Plan.  However, such awards shall not terminate to the extent the contractual obligations represented by the awards are assumed by the successor entity.  Except as provided in an individual award agreement, for the portion of each award that is not assumed or replaced by the successor corporation, such portion of the award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Corporate Transaction, provided that the participant’s continuous service has not terminated prior to such date.

Under the 2010 Plan, a Corporate Transaction is generally defined as:

•                                          acquisition of 30% or more of the Company’s stock by any individual or entity including by tender offer or a reverse merger;

•                                          a sale, transfer or other disposition of all or substantially all of the assets of the Company;

•                                          a merger or consolidation in which the Company is not the surviving entity;

•                                          a complete liquidation or dissolution; or

•                                          a change in the composition of the Board such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are either current Board members or Board members who were elected or nominated for election by at least two-thirds of the current members of the Board.

Amendment, Suspension or Termination of the 2010 Plan.  The Board may at any time amend, suspend or terminate the 2010 Plan.  The 2010 Plan will be for a term of ten (10) years unless sooner terminated by the Board.  To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the 2010 Plan in such a manner and to such a degree as is required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the 2010 Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under Section 409A of the Internal Revenue Code.

Non-Qualified Stock Options.  The grant of a non-qualified stock option under the 2010 Plan will not result in any federal income tax consequences to the optionholder or to the Company.  Upon exercise of a non-qualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise.  This income is subject to withholding for federal income and employment tax purposes.  The Company is entitled to an income tax deduction in the amount of the income recognized by the option holder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the option holder’s total compensation is deemed reasonable in amount.  Any gain or loss on the option holder’s subsequent disposition of the shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise.  The Company does not receive a tax deduction for any such gain.

In the event a non-qualified stock option is amended, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code, which provides rules regarding the timing of payment of deferred compensation.  An option subject to Section 409A of the Code, which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options.  The grant of an incentive stock option under the 2010 Plan will not result in any federal income tax consequences to the option holder or to the Company.  An option holder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise.  In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the option holder has held the shares of Common Stock.  If the option holder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the option holder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price.  The Company is not entitled to any deduction under these circumstances.

If the option holder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price.  Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year.  The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the option holder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the option holder’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.  If an option holder’s alternative minimum tax liability exceeds such option holder’s regular income tax liability, the option holder will owe the larger amount of taxes.  In order to avoid the application of alternative minimum tax with respect to incentive stock options, the option holder must sell the shares within the same calendar year in which the incentive stock options are exercised.  However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code.  An option subject to Section 409A of the Code, which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest.  In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a non-qualified stock option.

Restricted Stock.  The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes.  The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.  Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed.  The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock.  If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient.  The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights.  Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right).  Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise.  Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR.  Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above.  That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.  The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code.  A SAR that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Restricted Stock Units.  Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock.  Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion.  Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units.  Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above.  That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.  The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units can be considered non-qualified deferred compensation and subject to Section 409A of the Code.  A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividend Equivalent Rights.  The grant of a dividend equivalent right under the 2010 Plan will not result in any federal income tax consequences to the recipient or to the Company.  Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise.  Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a dividend equivalent right.  The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Dividend equivalent rights also can be considered non-qualified deferred compensation and subject to Section 409A of the Code.  A grant of dividend equivalent rights that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

New Plan Benefits

As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options under the 2010 Plan. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the 2010 Plan are not determinable at this time; provided, however, that under the Company’s Director Compensation Policy, each non-employee-director receives an annual grant of Restricted Stock with a value determined by the Compensation Committee from time to time.  The current value of each non-employee director’s annual grant is $100,000.

Vote Required

The affirmative vote of holders of a majority of the voting power of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2010 Plan.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” approval of the adoption of the 2010 Plan.

PROPOSAL 3

AMENDMENT OF VEECO INSTRUMENTS INC.

CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED COMMON STOCK

Veeco’s Certificate of Incorporation authorizes the issuance of up to 60,000,000 shares of Common Stock.  As of March 19, 2010, there were 40,265,649 shares of Common Stock issued and outstanding, and the following shares were reserved for issuance:

Shares	Reserved for Issuance:

3,287,871	Upon exercise of stock options which have been granted pursuant to Veeco’s stock option plans or assumed by Veeco in connection with past mergers

74,027	Upon vesting of restricted stock units which have been granted pursuant to Veeco’s 2000 Stock Incentive Plan

495,886

Upon the award of restricted stock or upon the exercise of stock options available for grant under Veeco’s 2000 Stock Incentive Plan; Note: The 2000 Stock Incentive Plan expired on April 3, 2010. As a result, no further awards are available for grant under this plan.

5,350,934	Upon conversion of Veeco’s 4-1/8% subordinated convertible notes due 2012

9,208,718	Total Shares Reserved For Issuance

After taking into account the outstanding shares and the shares reserved for issuance as set forth above, Veeco has 10,525,633 shares of Common Stock available for issuance.

At the Meeting, Stockholders will be asked to consider and vote upon a proposal, recommended by the Board of Directors, to amend Article 4 of Veeco’s Certificate of Incorporation in order to increase the number of shares of Common Stock that Veeco has authority to issue from 60,000,000 shares to 120,000,000 shares.  The purpose of the amendment is to provide Veeco with additional shares of Veeco common stock which may be used in connection with future stock splits and stock dividends, acquisitions, stock incentive awards and for other corporate purposes, including the raising of additional capital, at times when the Board of Directors of Veeco, in its discretion, deems it advantageous to do so.

Assuming the approval and effectiveness of the proposed amendment to Veeco’s Certificate of Incorporation, it is anticipated that Veeco will have approximately 70,525,633 authorized and unissued shares of Common Stock, which the Board of Directors would be able to authorize for issuance for the foregoing purposes, at any time, without obtaining further authorization from the holders of Common Stock, unless such authorization is required by applicable law, regulation or the rules of any stock exchange on which shares of Common Stock may then be listed.  No specific use of the additional shares of Common Stock is presently contemplated.  Holders of shares of Veeco Common Stock have no preemptive rights in connection with the issuance of additional shares of Common Stock.

The issuance of additional shares of Common Stock may dilute the present equity ownership position of Veeco stockholders.  The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on Veeco’s earnings per share and on the equity and voting power of existing Veeco stockholders and may adversely affect the market price of the Common Stock.

The availability for issuance of additional shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of Veeco.  The additional shares of Common Stock also could be utilized to render more difficult a merger or similar transaction, even it if appears to be desirable to a majority of the Veeco stockholders.  Veeco is not aware of any pending or threatened efforts to obtain control of Veeco.

If Stockholders do not approve the proposed amendment to Veeco’s Certificate of Incorporation, Veeco may not have sufficient shares of Veeco common stock available for use in connection with future stock splits and stock dividends, acquisitions and for other corporate purposes, including the raising of additional capital.

The full text of the proposed resolution amending Veeco’s Certificate of Incorporation is set forth in Exhibit B hereto.

The affirmative vote of the holders of a majority of the outstanding shares of Veeco common stock entitled to vote thereon will be required to amend Veeco’s Certificate of Incorporation to increase the number of authorized shares of Common Stock.

The Board of Directors of Veeco believes that approval of the amendment to Veeco’s Certificate of Incorporation is in the best interests of Veeco and Veeco’s stockholders.  The Board of Directors of Veeco recommends a vote “FOR” approval of the amendment to increase the authorized number of shares of Common Stock as described above.  In the event that the proposed amendment is not approved by Veeco’s stockholders at the Meeting, the Certificate of Incorporation in effect as of the date hereof will remain in full force and effect.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2010.  Ernst & Young LLP has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2009	2008
Audit Fees	$953,822	$1,188,173
Audit-related Fees	215,000	95,478
Tax Fees	54,668	8,967
All Other Fees	—	—
Total	$1,223,490	$1,292,618

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations, services related to an equity offering and employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues.  The Company also reimbursed Ernst & Young $19,300 for out-of-pocket expenses incurred by Ernst & Young in performing the annual audit, which expenses included travel, lodging and meal expenses for on-site audit work.  The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2009 or 2008.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the Ernst & Young LLP fees for 2009 and 2008 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young LLP as set forth herein is compatible with maintaining Ernst & Young LLP’s independence.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the stockholders, the Audit Committee will reconsider the appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2009 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2009, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2010.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held eleven meetings during 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Heinz K. Fridrich

Irwin H. Pfister

Peter J. Simone (Chairman)

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, and their ages, as of April 8, 2010, are as follows:

Name	Age	Position
John R. Peeler	55	Chief Executive Officer
David D. Glass	50	Executive Vice President and Chief Financial Officer
Mark R. Munch, Ph.D.	48	Executive Vice President, Metrology and Instrumentation
Robert P. Oates	56	Executive Vice President, Data Storage
Peter Collingwood	50	Senior Vice President, Worldwide Sales and Service
John P. Kiernan	48	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

David D. Glass has been Executive Vice President and Chief Financial Officer of Veeco since January 2010.  Prior to joining Veeco, Mr. Glass served in various senior executive positions with Rohm and Haas Company, a $10 billion global specialty materials company that was acquired in 2009 by The Dow Chemical Company.  These positions included serving from 2007 to January 2009 as Chief Financial Officer of Rohm and Haas’ $2 billion Electronic Materials division and Chief Financial Officer of the Rohm and Haas Asia-Pacific region, serving from 2003-2007 as Rohm and Haas’ Corporate Controller.  Prior thereto, Mr. Glass served Rohm and Haas in China, initially as Finance Director of APAC and then as General Manager of Rohm and Haas’ Coatings business for Greater China, where he oversaw manufacturing, technical support, sales and marketing teams.  Prior to that, he was President of Toso-Haas, a stand-alone joint venture between Rohm and Haas and Tosoh of Japan.  Mr. Glass’ prior roles included a five-year UK-based assignment, first as Finance Director for Europe, and then later as Director, European Emerging Markets Business Development.

Mark R. Munch, Ph.D. has been Executive Vice President, Metrology and Instrumentation since February 2008.  From 2006 to 2008, he was Senior Vice President and General Manager of the Commercial Lasers and Components Group of Coherent Inc.  From 2004 to 2006, Dr. Munch was Chief Executive Officer and President of Cooligy Inc. and, from 2002 to 2004, he served as Vice President of Engineering and Manufacturing and Chief Technology Officer of Cooligy.  Before that, he served as Division Vice President and General Manager for two optical components product divisions of Corning, Inc. as well as Vice President and Chief Technology Officer of Corning Photonic Technologies.  Prior to Corning, Dr. Munch served in various executive positions at Tyco Electronics Corporation including General Manager, Vice President, and Chief Technology Officer.  Earlier in his career, Dr. Munch spent ten years at Raychem Corporation in various management positions.

Robert P. Oates has been Executive Vice President, Data Storage since January 2009 and was Executive Vice President, Process Equipment from January 2007 to January 2009 and Senior Vice President and General Manager, Process Equipment from January 2006 to January 2007.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

Peter Collingwood has been Senior Vice President, Worldwide Sales and Service since January 2009.  From October 2008 to December 2008, he was Vice President and General Manager for Veeco’s European operations.  He joined Veeco from JDSU(formerly Acterna, which was formerly TTC), where he served as the Regional Vice President of Sales for Europe, Middle East and Africa for the Communications Test Division from April 2004 to December 2008.  Prior to that, he held various management positions at JDSU and JDSU’s predecessors from January 1987 to April 2004.  His experience spans nearly twenty years with a proven track record of leading and developing highly successful sales and service teams.  During his tenure with JDSU (formerly Acterna) he also held sales management positions based in Maryland, USA and Vienna, Austria.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its shareholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success resulting in the creation of increased shareholder value without subjecting shareholders to unnecessary and unreasonable risks.  To this end, the Company has adopted the following guiding principles:

a.                                       Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period.  Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level.

b.                                      Shareholder-aligned:  Cash bonus metrics and equity-based compensation should represent a significant portion of potential compensation to more closely align the interests of executives with those of the shareholders.

c.                                       Fair and Competitive:  Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Our compensation programs are comprised of four elements: base salary, cash bonus, equity-based compensation and benefits and perquisites.  Base salary and cash bonus plans are used to attract executives and reward them for performance results.  In addition to cash-based compensation, the Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. The Company provides cost-effective benefits and perquisites it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.

Key Compensation Decisions in 2009

Veeco started 2009 with very difficult business conditions.  In light of the global economic downturn and the decline in the Company’s business outlook, we began implementing numerous cost reduction programs in early 2009 designed to reduce and control expenses.  These programs included multiple reductions in base salaries, the forfeiture of portions of the Company’s bonus plans and the reduction or suspension of certain benefit programs, such as the Company’s tuition assistance and vacation policies and college scholarship programs.

Despite the extremely challenging market environment during the first half of 2009, we entered the second half of 2009 with a significant improvement in our business outlook for the third and fourth quarters of 2009 and began reinstating salaries to prior levels.  In an effort to provide further incentive to our executives to continue to achieve positive business results in a difficult time and to restore the lost opportunity to earn cash bonuses forgone earlier in the year, the Company approved a supplemental management profit sharing plan based on the Company’s financial performance in the second half of 2009.

For additional information regarding the economic and business factors that were considered in the course of making executive compensation decisions in 2009, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Additional information regarding each element of our compensation program is described below.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors.  This charter authorizes the Committee to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the Chief Executive Officer (“CEO”) and the Senior Vice President, Human Resources and relies upon information provided by independent compensation consultants.

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2009, included:  meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford and Mercer; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.  In 2009, our peer group (the “Peer Group”) consisted of twenty-four companies, six of which (Agilent Technologies, Inc., Beckman Coulter, Inc., Bruker Corp., Nanometrics Inc., Perkin Elmer, Inc. and Waters Corporation) were added to provide a better representation from the metrology industry.  Credence Systems Corporation and LTX Corporation merged to form LTX-Credence Corporation; no companies were removed from the Peer Group in 2009.  The Peer Group consists of the following companies:

Agilent Technologies, Inc.	KLA-Tencor Corporation
Applied Materials Inc.	Lam Research Corporation
Asyst Technologies, Inc.	LTX Credence Corporation
Axcelis Technologies Inc.	Nanometrics Inc.
Beckman Coulter, Inc.	Newport Corporation
Brooks Automation Inc.	Novellus Systems Inc.
Bruker Corp.	Perkin Elmer, Inc.
Coherent Inc.	Rudolph Technologies Inc.
Cymer Inc.	Ultratech Inc.
FEI Company	Varian Semiconductor Equipment Associates Inc.
FSI International Inc.	Waters Corporation
GSI Group Inc.	Zygo Corporation

Compensation Strategies uses statistical regression techniques to adjust the market data to construct market pay levels that are reflective of Veeco’s size based on revenues.

The Company considers the executive compensation practices of the companies in its Peer Group and the Radford and Mercer surveys (collectively, the “market data”) as only one of several factors in setting compensation.  The Company does not target a percentile range within the Peer Group and instead uses the market data only as a reference point in its determination of the types and amount of compensation based on its own evaluation.  For 2009, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market as described above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing the market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets, equity compensation awards and benefit and perquisite programs.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.

The Committee discusses, with the CEO, the elements of his compensation package, but makes the final decisions as to his compensation without him present.  The Committee presents its recommendations regarding the compensation package for the CEO to the full Board of Directors for final approval without the CEO present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled meetings.  The Committee also meets to consider ad hoc issues.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analysis, as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person; where this is not possible, meetings are conducted telephonically.  The CEO and the Senior Vice President, Human Resources are regularly invited to attend Committee meetings. The Committee meets privately in executive session to consider certain matters, including, but not limited to, matters relating to the compensation of the CEO.

Elements of Our Compensation Program

The Company seeks to achieve its compensation objectives through four key elements of compensation:

•      Base Salary,

•      Cash Bonus,

•      Equity-based Compensation and

•      Benefits and Perquisites.

Base Salary

The Company pays base salaries to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.  Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.

In 2008, the Committee evaluated base salaries and determined that the base salaries for the NEOs and most of the other executives would not be increased.  In making this decision, the Committee considered management’s recommendation that salaries should not be increased for the year.  Based on our market data, the base salaries of our NEOs in 2008 were representative of a competitive range of the market.

On February 9, 2009, as part of the Company’s cost reduction efforts, management recommended, and the Committee approved, a plan, with limited exceptions, to: (i) freeze the base salaries for all employees; and (ii) decrease the base salaries for all executives at or above the vice president level, including each of the NEOs (except for Mr. Collingwood), provided that an executive’s base salary immediately prior to February 9, 2009 would be used in determining any 2009 bonus awards and certain other benefits, including severance.  Mr. Peeler’s base salary was reduced by 15% to $510,000 and the base salaries for Messrs. Rein, Oates and Munch were each reduced by 10% to $357,678, $343,440 and $297,000, respectively; Mr. Collingwood’s base salary of $246,451 was not reduced based on the Committee’s determination that newly hired individuals would be exempt from this initiative, subject to the Committee’s discretion.

On April 22, 2009, the Committee approved, upon the recommendation of management, a plan for further reductions in the base salaries for each of the NEOs and most of the Company’s employees with a base salary in excess of $50,000 per year, effective June 1, 2009.  These additional reductions were determined based on a sliding scale which considered an executive’s base salary and position.  Mr. Peeler’s base salary was reduced by an additional 1.5% to $501,500 and the base salaries for Messrs. Rein, Oates and Munch were reduced by an additional 4.6% to $339,436, 4.4% to $326,780 and 3.5% to $285,500, respectively.  Mr. Collingwood’s base salary was reduced by 8.12% to $226,439.

At the time of the salary reductions, the Company and the Committee committed to restoring base salaries when business conditions improved and the Company returned to positive EBITA.  “EBITA,” or earnings before interest, income taxes and amortization excluding certain items, is the financial measure used by the Company as the primary indicator of financial performance.  In July 2009, the Company issued its second quarter earnings release and reported that its outlook for the remainder of 2009 had turned around, due to the strong demand from the LED industry for Veeco’s MOCVD equipment and successful cost reduction initiatives across the Company.  The Company also reported that it believed that business would continue to improve and the Company was likely to return to positive EBITA in the third quarter of 2009.  Based on the Company’s positive business outlook, on July 27, 2009, the Committee reinstated the base salaries to levels in effect immediately preceding the 2009 reductions for all employees except those in the Metrology group.  The Committee determined, based on the recommendation of Dr. Munch, Executive Vice President of the Metrology group, not to immediately restore base salaries for employees in Metrology until the group returned to positive EBITA.  Dr. Munch recommended that if the Metrology group returned to positive EBITA in the third quarter of 2009, the Company would restore base salaries retroactively to July 27, 2009.  Otherwise, salaries would be restored effective in the quarter in which the Metrology group returned to positive EBITA.  In October 2009, the Metrology group returned to positive EBITA and the Committee reinstated the base salaries of all employees in the division to pre-reduction levels, which were applied retroactively to July 27, 2009.

During this period of salary reductions and the subsequent restoration of base salaries, Mr. Collingwood assumed a larger role within the Company, becoming the Senior Vice President of Worldwide Sales and Service.  In accordance with his expanded role and additional responsibilities, the Committee approved an increase in his base salary, effective July 27, 2009, to $280,955.

Cash Bonus Plans

The Company provides the opportunity for cash bonuses under its annual Management Bonus Plan, quarterly Management Profit Sharing Plan and Sales Commission Plan to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with shareholder value. The Company believes that the opportunity to earn the cash bonus motivates executives to meet Company performance objectives that, in turn, are linked to the creation of shareholder value.  In the first half of 2009, the Company forfeited or suspended certain portions of the bonus plans in connection with the Company’s cost reduction program.  Following the turnaround in the Company’s business outlook for the second half of the 2009, the Committee determined that the establishment of a Supplemental Profit Sharing Plan for the third and fourth quarters of 2009 (described below) would advance the Company’s strategy to reward performance and motivate employees.

Target bonus awards for each NEO are expressed as a percentage of base salary.  For 2009, as in prior years, the target bonus for the CEO was 100% of base salary and the annual target bonuses for the other NEOs, Messrs. Rein, Munch, Oates and Collingwood, were 70%, 60%, 60% and 30%, respectively, of base salary.  The cost of bonus awards is factored into financial performance results before bonus results are determined ensuring that the cost of our bonus plans is included in our financial results.  To help achieve our goal of retaining key talent, executives must be employees at the end of the applicable performance period to be eligible to receive a bonus for that period.

In 2009, the Management Bonus Plan for the NEOs and all other executives was comprised of an annual bonus target for each NEO equal to 75% of their total target bonus and a quarterly Management Profit Sharing Plan target equal to 25% of their total target bonus.  In addition, executives, including the NEOs, were eligible to participate in the Supplemental Profit Sharing Plan.

Management Bonus Plan

In January 2009, the Committee adopted the 2009 Management Bonus Plan (the “MBP”) designed to motivate participants and preserve their incentive compensation in the face of very challenging economic conditions.  The MBP was initially based on two factors of equal weight:  individual performance and financial performance.  The individual performance element, as discussed below, was based on performance goals set for each individual.  The portion of the total bonus award based on this element was capped at 100%.  The financial performance element was divided into two performance periods (the first half of 2009, which was weighted at 40% of the total, and the second half of 2009, which was weighted at 60% of the total) and each period was further divided into two equal elements:  revenue and net cash from operations.  In January 2009, the Committee set the financial performance targets for revenue and net cash from operations for the first half of 2009; the Committee planned to set the financial performance targets for the second half of 2009 early in the second half.

MBP awards are based on a comparison of revenue and net cash from operations against the target for each, as described above.  No award is earned under the Plan for results less than 85% of the target for that element.

An executive’s total bonus award under the MBP would be the sum of amounts earned under the individual performance element and the financial performance element.  As part of the Company’s cost reduction initiatives, on April 22, 2009, the Committee approved, upon the proposal and recommendation of management, the forfeiture of the financial performance element representing 50% of the total potential awards under the MBP.

Following the forfeiture of the financial performance element, executives were be able to earn up to half of the executives’ target bonus under the MBP, or 37.5% of the executives’ total annual target bonus, which consisted solely of the evaluation of the individual performance element.

Awards for a participant’s individual performance were based on results compared to goals set by the CEO at the beginning of the year in connection with the Company’s performance management process.  The CEO’s individual performance goals were set by the Committee in the beginning of the year.  The award for Mr. Peeler’s individual performance was based on results compared to these goals.  Mr. Peeler’s individual performance goals and bonus award is discussed in more detail in the section “Compensation of the Chief Executive Officer” below.

The individual performance of the NEOs and other executives was evaluated by Mr. Peeler (except for Mr. Peeler’s performance, which was evaluated by the Committee) by reviewing the goals set at the beginning of the year and determining the level of achievement of each goal.  The goals were not weighted, and the award was considered on the totality of all of the individual performance results for each executive.  Individual performance results could range from zero to 100%, with no opportunity to earn an award greater than 100%.  After evaluation, Mr. Peeler made recommendations to the Committee, for each of the other NEOs equal to 100%.

The individual goals for the NEOs (other than Mr. Peeler, whose goals are discussed in the section “Compensation of the Chief Executive Officer” below) are described in the table below.

NEO	Position	2009 Individual Performance Goals
John Rein	Executive Vice President and Chief Financial Officer

1.     Exceed budgeted cash generation from operations by:

a.    Managing receivables to maximize cash

b.   Reducing inventory and improving turns

c.    Increasing Days Payable Outstanding to 47 days

2.     Establish a revised credit facility and develop a plan for capital liquidity.

3.     Increase the level of domestic cash from 62% to 75% of total worldwide cash.

4.     Increase finance department capability to support other executives in growing the business and improving profitability.

5.     Managing our real estate portfolio.

6.     Support and assistance on growing our services and non systems business (Develop a meaningful P&L for

Services and non-systems; Monitor and challenge the responsible VP/GM’s to increase such sales by providing insightful actionable information and analysis).

Robert Oates	Executive Vice President, Data Storage

1.     Improvement to Data Storage working capital position in 2009.

2.     Successful re-structure of Data Storage operations.

3.     Establish long term growth plan for Data Storage.

4.     Develop growth plan for Data Storage Non Systems and Services.

5.     Business growth.

6.     Align metrics for quality and customer satisfaction across all process equipment businesses.

Mark Munch	Executive Vice President, Metrology & Instrumentation	1. Increasing market share (as qualitatively demonstrated in win/loss or from field testimony). 2. Segment profitability by Q3 and Q4. 3. Improve working capital.

Peter Collingwood	Senior Vice President, Worldwide Sales & Service

1.     Exceed bookings and revenue goals for Europe, Japan and North America Metrology.

2.     Rationalize services organization and processes to gain effectiveness and improve customer satisfaction; lead the sales and services organizational development strategy to raise the bar, and the contribution, from all levels within European Union, Japan, North America Metrology.

3.     Improve DSOs across all sales regions by executing on key DSO reduction initiatives with business units and Finance.

4.     Grow Non-Systems revenue in Metrology through regional initiatives by Sales & Services.

5.     Exploit all opportunities for Process Equipment Non-Systems revenue.

An example of the award calculation under the 2009 MBP (as modified by the forfeiture and elimination of certain elements of the plan) is provided below.

Name:	John Peeler, CEO
Base Salary:	$600,000	$225,000
Total Target Bonus:	$600,000	100%
Revised Management Bonus Target:	$225,000	37.5%

2009 MBP Award Determination

Individual Performance Objective Award %	x	Management Bonus Plan Target Bonus Amount	=	Award Result
100%	x	$225,000	=	$225,000

Messrs. Peeler, Rein, Oates, Munch and Collingwood earned MBP awards for 2009 of $225,000, $104,323, $85,860, $74,250 and $31,607, respectively.

Management Profit Sharing Plan

In connection with the cost reduction measures described above, the Committee also approved, based on the proposal and recommendation of management, the forfeiture of awards under the 2009 Management Profit Sharing Plan (the “MPSP”) for the first and second quarters of 2009.  As a result of the

Company’s improved business outlook for the second half of 2009, and the Company’s return to positive EBITA, the Company granted MPSP awards for the third and fourth quarters of 2009.  Awards under the MPSP were earned when quarterly Company EBITA results were at least 5% of revenue for the period, in which case a pool comprised of 5.17% of EBITA (as determined in July 2009 based on the sum of the target profit sharing bonuses for all participants and second half planned EBITA) was funded.  Awards to participants were made from this pool in accordance with their target bonus.  The calculation used to determine the MPSP awards and an illustrative example are provided below.

Q3 2009 Results

Total Management Profit Sharing Targets Q3 2009:	$386,924
Total Veeco Q3 2009 EBITA:	$8,857,000
Total Veeco Q3 2009 Revenue:	$98,914,000
EBITA as % of Revenue (>5%):	9.0%
Profit Sharing Pool (5.17% of EBITA):	$457,907
Profit Sharing % (profit sharing pool / profit sharing targets):	118.35%

Calculation Illustration:  J. Peeler

Annual Salary:	$600,000
Annual Bonus Target:	$600,000	100%
Annual Management Bonus Plan Target:	$450,000	75%
Annual Management Profit Sharing Plan (MPSP) Target:	$150,000	25%
Quarterly MPSP Target:	$37,500
Q3 2009 Profit Sharing %:	118.35%
Q3 Profit Sharing Award (Target x Profit Sharing %):	$44,381

Messrs. Peeler, Rein, Oates, Munch and Collingwood earned a total for 2009 of $170,138, $78,885, $64,925, $56,145 and $23,900, respectively, for awards earned in the third and fourth quarter.  The Company’s 2009 quarterly EBITA (as a percentage of Company revenue) and the profit sharing award for the third and fourth quarters (as a percentage of the target bonus) are set forth in the chart below.

	Q3	Q4
EBITA (as % of Revenue)	9%	17%
Award (as % of Target Bonus)	118.35%	335.35%

2009 Supplemental Profit Sharing Plan

As discussed above, at the end of the second quarter of 2009, the Company reported an improved business outlook for the second half of the year.  The primary drivers of the improvement were the strong demand from the LED industry for Veeco’s MOCVD equipment and successful cost reduction initiatives across the Company.  The Committee believed that in order to provide incentives for employees to meet the MOCVD production ramp and achieve Company EBITA goals, it was important to restore the opportunity to earn cash bonuses that had been forfeited earlier in 2009.  During the July 22, 2009 Committee meeting, the Committee asked management to propose a plan that would accomplish this objective.  Following the July 2009 Committee meeting, management presented the 2009 Supplemental Profit Sharing Plan (the “SPSP”) that was based on business unit EBITA for the second half of 2009, to the Committee, who then reviewed it and, together with management’s input, finalized and approved it on August 20, 2009.  Under the SPSP, a profit sharing pool was established for each business unit.  The pool for group and corporate participants was based on the weighted average results for the relevant business units with which the participant is associated. The supplemental profit sharing pool was funded by second half 2009 EBITA based on EBITA as a percentage of revenue (after first taking into account the cost of the supplemental profit sharing bonus) as follows:

EBITA (as a % of Revenue)	Supplemental Profit Sharing Pool (% of EBITA)
Less than 5%	0%
5% but less than 10%	2%
10% but less than 15%	4%
15% but less than 20%	6%
20%+	8%

SPSP awards were determined based on each participant’s annual MBP target bonus.  The following table illustrates the SPSP awards as a percentage of the total annual target bonuses for each business unit:

	EBITA (as % of Revenue)	Awards (as % of Target Bonus)
Solar Equipment	0%	0%
MBE	15%	73.7%
Data Storage	25.8%	201.8%
MOCVD	25.8%	201.8%
Process Equipment Group (1)	20.3%	166.1%
AFM	9.96%	12.7%
Optical/Industrial	(19)%	0%
Metrology & Instrumentation Group (2)	3.5%	10%
Veeco Consolidated (3)	13.9%	101.6%

(1)	Based on weighted average results for the Data Storage & MOCVD business unit.
(2)	Based on the weighted average results for the Metrology business unit.
(3)	Veeco Consolidated reflects the sum of the LED & Solar, Data Storage and Metrology business units, plus certain corporate charges and adjustments.

The SPSP covered all participants in Veeco’s management bonus plan, including the NEOs. 2009 SPSP awards were distributed to Messrs. Peeler, Rein, Oates, Munch and Collingwood in proportion to each executive’s individual annual target bonus of 100%, 70%, 60%, 60%, 50%, and 30%, respectively.  Messrs. Peeler, Rein, Oates, Munch and Collingwood earned a total for 2009 of $609,720, $282,701, $461,996, $20,117, and $85,652, respectively, for awards under the SPSP.  SPSP awards were paid in the first quarter of 2010 and are subject to recovery by the Company in the event the recipient voluntarily terminates his or her employment with Veeco or is terminated for cause on or before December 31, 2010.

Sales Commission Plan

The Company’s Sales Compensation Plan provides eligible participants, including Mr. Collingwood, an opportunity to earn a cash bonus based on the achievement of sales objectives, or quotas.  Mr. Collingwood’s target bonus under the Sales Compensation Plan was 30% of his base salary.

Participants receive a commission for sales up to and in excess of 100% of the quota.  Commissions are earned at the time of the booking and paid after the close of the quarter.

In early 2009, the Committee approved Mr. Collingwood’s 2009 annual bookings quota of $147 million based on his responsibility for sales of metrology products in North America, all sales in the Company’s Europe and Japan regions, and global channel management.  His target commission was determined to be $72,030, based on 100% achievement of the quota at a rate of 0.049%.  If annual bookings exceeded the quota, Mr. Collingwood would earn commissions at a rate of 0.123% for bookings over 100% of the quota.  During 2009, Mr. Collingwood became the Senior Vice President of Worldwide Sales and Service and was responsible for all sales in all regions.  In connection with his expanded role, the Committee increased his annual bookings quota, on a pro-rated basis, for the third and fourth quarters of 2009 to $199.5 million.  The Committee also increased his target annual commission for the second half of 2009, on a pro-rated basis, by $3,885 to $39,900, based on 100% achievement of the quota at a rate of 0.020%.  If annual bookings exceeded the quota in the third and fourth quarters, Mr. Collingwood would earn commissions at a rate of 0.050% for bookings over 100% of the quota.  Mr. Collingwood’s actual bookings were approximately $52.6 million and $485.9 million, respectively, for the first and second half of 2009.  In 2009, Mr. Collingwood earned a total of $208,878 in commissions under the Sales Compensation Plan.

2010 Cash Bonus Plans

On January 22, 2010, the Committee approved the 2010 Management Bonus Plan (the “2010 MBP”) and the 2010 Management Profit Sharing Plan (the “2010 MPSP”).  As in prior years, the 2010 MBP and the 2010 MPSP will constitute 75% and 25%, respectively, of each participant’s annual total target bonus.

The 2010 MBP is primarily based on the financial performance of the Company, as measured by EBITA.  If EBITA targets for each business unit are met or exceeded, a pool will be created, ranging from 50% of the target for minimum performance to 100% for target performance and 200% for maximum performance.  No award will be granted under the 2010 MBP if EBITA is less than the minimum performance level.  The bonus result, if any, will be applied to each participant’s target bonus and then divided into three secondary elements:  (i) revenue growth; (ii) bookings; and (iii) individual performance.  The weight for each element varies by business unit based on the maturity and objectives of the business unit, group or the Company as a whole.  Actual bonus awards will be based on these elements, as compared to targets, calculated independently and added together.  Awards under the secondary performance elements will range from 70% of target for minimum performance to 100% for target performance and 150% for maximum performance.  No awards will be earned for performance less than minimum performance levels.

In accordance with the 2010 MPSP, the Committee approved a funding rate of 1.4% of EBITA (as determined in January 2010 based on the sum of the target profit sharing bonuses for all participants and planned 2010 EBITA).  The 2010 MPSP awards, if any, will be awarded quarterly when the Company’s quarterly EBITA results are at least 5% of revenue for the period.

2010 Special Profit Sharing Plan

On February 15, 2010, the Committee approved the 2010 Special Profit Sharing Plan (the “2010 SPSP”) designed to provide additional incentive for designated management employees, including Messrs. Peeler, Glass and Collingwood, for whom it was determined by the Committee that the bonus awards payable under the Company’s MBP might not properly reflect the business results or the contributions of such designated employees for 2010.  The 2010 SPSP will be funded by EBITA in excess of the following targets established by the Committee:

•                  For Designated Business Unit Participants:  1.25% of the EBITA between minimum and target performance goals and 0.7% of the EBITA in excess of the target performance goal.

•                  For Designated Group Participants:  0.125% of the EBITA between minimum and target performance goals and 0.07% of the EBITA in excess of the target performance goal.

•                  For Designated Corporate Participants:  1.1% of the EBITA between minimum and target performance goals and 0.61% of the EBITA in excess of the target performance goal.

A pool, funded by EBITA as described above, will be divided by the sum of the annual bonus targets for participants to determine the individual award that each participant will receive.  Awards under the 2010 SPSP, if any, will be paid at the same time as awards under the 2010 MBP are paid.  One half of the bonus awarded under the 2010 SPSP will be subject to a repayment requirement in the event the recipient terminates their employment prior to December 31, 2011.  Payments under the 2010 SPSP will be distributed in proportion to each individual’s target bonus, which for Messrs. Peeler, Glass and Collingwood are 100%, 70% and 30%, respectively, of such executive’s base salary.

Equity-Based Compensation

The Company generally believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to shareholder interests.  The Company grants equity-based awards, such as stock options and restricted stock or restricted stock units (“restricted stock”), to the NEOs and certain other key employees to create a clear and meaningful alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position in the Company.  Equity-based awards vest over time and are subject to the recipient’s continued employment and therefore act as a significant incentive for the employee to remain with the Company.

The Company uses a combination of stock option grants and restricted stock awards as elements of a cost effective long term incentive compensation strategy.  Because stock options have value to the holder only if the Company’s stock price appreciates, the Committee believes that higher-level executives should receive a greater portion of long term incentive in the form of stock options. The Committee believes that restricted stock awards are an effective means for encouraging and creating stock ownership among the Company’s executives and key employees.

The Company considered several factors in the design of the 2009 annual equity award process, including (i) the then current Black-Scholes value of the Company’s stock options which was significantly depressed, (ii) virtually all outstanding stock options previously issued to the NEOs and all other employees were significantly underwater, and (iii) the NEOs and other executives had forfeited a significant portion of their 2009 annual bonus opportunity.

In 2008, the Company determined the value of its stock options based on the Black-Scholes option valuation methodology to determine the equity awards made to executives, including the NEOs.  In April 2009, the Company determined that due to market conditions at that time, the Black-Scholes method substantially undervalued the Company’s stock options.  The Company instead adopted an alternate valuation methodology based on the “reasonable potential” of an option.  Applying this methodology, the Committee determined that the 365-day moving average for a share of Veeco’s common stock was $13.27, representing a $7.27 gain over the then fair market value.  The Committee approved the use of $7.27 as the basis for the value of each stock option for use in determining the guidelines for the 2009 award process.  This had the effect of significantly reducing the number of stock option awards required to deliver the intended long term compensation.  Restricted stock awards were valued at fair market value.

Long term incentive compensation guidelines based on the valuation methodology, denominated as a dollar value, were developed for each NEO and other executives.  The guidelines were increased to take into consideration the value of the bonus forfeited in 2009.  The guideline value was then split between stock options and restricted stock awards with a ratio of options to restricted stock awards of 80/20% for executives, including the NEOs.

The number of stock options or restricted stock awards granted to each individual is based on several factors including, but not limited to, employment agreement commitments (in the case of Dr. Munch), a fixed budget for awards of both stock options and restricted stock awards, the Company’s guidelines (as described above), the individual’s level of responsibility, past performance and ability to affect future Company performance and recent noteworthy achievements.  The CEO applies these factors, in a review of each of his direct reports, and makes equity award recommendations to the Committee.  The CEO discussed the rationale for his recommendations with the Committee.  The Committee then approved a schedule setting forth all awards to all employees, on an individual-by-individual basis.

All of the stock options awarded in the 2009 equity award process were granted in two tranches since the Company had a limited number of options available under its stock incentive plan until June 2009, when approximately 500,000 options previously issued under the plan expired and became available for issuance.  One-half of the stock options awarded were granted on May 18, 2009. The remaining one-half were granted on June 29, 2009.

Stock option awards, including those granted in 2009, reflect an exercise price equal to at least fair market value on the date of grant, have a term of seven years from the date of grant and, subject to the recipient’s continued employment, become exercisable over a three year period with one third of the award becoming exercisable on each of the first three anniversaries of the grant.  Restricted stock awards generally vest, and are no longer subject to risk of forfeiture, subject to the recipient’s continued employment, over a four year period with one third of the award vesting on the second anniversary of the grant and an additional one third of the award becoming exercisable on each of the next two anniversaries.  Except as otherwise set forth in the employment agreement between the Company and Mr. Peeler, restricted stock awards granted in June 2008 vest 100% on the fifth anniversary of the grant and are subject to accelerated vesting based on the achievement of certain two-year cumulative financial performance objectives, in which case one third of the award would vest on February 9, 2010, the second third would vest on January 1, 2011 and the final third would vest on January 1, 2012.  Based on 2008 and 2009 financial performance, the Company has determined that the vesting will not be accelerated under these provisions.  The Committee was concerned that the resulting five-year vesting schedule, coupled with the fact that most outstanding stock options were significantly underwater, would reduce the retention incentive of outstanding equity awards to the NEOs and other employees.  To address this concern, the Committee approved a three-year vesting schedule for the May 2009 restricted stock awards with one-third of each award vesting on each of the first three anniversaries of the date of grant, subject to the recipient’s continued employment.

The Committee typically approves annual equity awards at a scheduled meeting, held during the two month period following the annual meeting of stockholders and during an open trading window under the Company’s Securities Trading Policy.  The 2009 equity awards were approved by the Committee in accordance with this practice and the number of stock options and restricted shares awarded to each employee, including the NEOs, was determined on this date.  As with all equity awards, the stock option exercise price is the fair market value as in effect on the award grant date ($8.82 and $12.36 for stock options granted on May 18, 2009 and June 29, 2009, respectively).  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic or other information that could result in changes to the price of the Company’s stock.

Furthermore, the Committee has not “timed,” nor does it intend to “time,” the release of material nonpublic information based on equity award grant dates.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to the lesser of 6% of such employee’s eligible compensation and $2,500.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The plan also allows the Board of Directors to determine annual discretionary profit sharing contributions at each plan year-end; no such discretionary contributions were made in 2007, 2008 or 2009.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table appearing in this Proxy Statement.  The Company also provides a car allowance for each of the NEOs.  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.  Mr. Collingwood received benefits and perquisites in 2009 in accordance with the Company’s European plans, but will be subject to the Company’s U.S. plans described above in 2010.

The Company adopted, in early 2009, the Senior Executive Change in Control policy intended to provide specified executives, including Messrs. Oates, Munch, Kiernan and Collingwood, with certain severance benefits in the event that their employment is terminated under qualifying circumstances related to a Change in Control.  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties in respect of a proposed or actual transaction involving a change in control. Accordingly, the Company wanted to provide additional inducement for such NEOs to remain in the employ of the Company.  Before approving the policy, the Committee reviewed similar practices at peer companies and a tally sheet illustrating the value of the benefits provided to each covered employee under the policy.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2009, which is consistent with the compensation objectives expressed herein and determined in connection with his hiring in 2007, was designed to successfully recruit him to, and retain him at, Veeco.  His package originally reflected compensation at his previous employer, including its efforts to retain him, and a review of the market data for CEO compensation.  The principal elements of Mr. Peeler’s compensation package includes:  (i) a base salary of $600,000; (ii) eligibility for an annual Management Bonus Plan award equal, at target, to 100% of his base salary; (iii) eligibility for a long-term cash incentive with an award at target equal to 75% of base salary, pro-rated for the first year of service; and (iv) a car allowance of $1,500 per month.  In addition, the Company agreed to reimburse Mr. Peeler’s reasonable housing expenses (prior to Mr. Peeler’s relocation to the Woodbury, New York area), and related transportation expenses, including a tax gross-up for these amounts.  Such amounts, including the tax gross-up, shall not exceed $100,000.  The Company shall also reimburse Mr. Peeler an amount equal to closing costs on the sale and purchase of a home and movement/storage of household goods at such time as Mr. Peeler relocates to the Woodbury, New York area.

As described above, Mr. Peeler’s base salary was not increased in 2008.  In addition, as described above, in February 2009, Mr. Peeler proposed, and the Committee agreed to temporarily reduce his base salary by 15%, from $600,000 per year to $510,000 per year, as part of the Company’s strategy to control expenses.  Mr. Peeler’s salary was further reduced by 1.5% on June 1, 2009 to $501,500.  On July 27, 2009, Mr. Peeler’s salary was restored to $600,000 per year.

Mr. Peeler received $609,720, representing 101.6% of his annual target bonus, under the 2009 SPSP.  Under the terms of the SPSP, awards were determined based on EBITA earned by each business unit.  Mr. Peeler received $170,138, representing 113.4% of his profit sharing target, under the terms of the quarterly Management Profit Sharing Plan.  Profit-sharing awards were based solely on EBITA and revenue results.  Mr. Peeler received an additional $225,000, representing 37.5% of his Management Bonus Plan target. This amount was awarded upon a review of his performance against individual objectives and represents 100% of the amount available for award based on individual performance under the plan.  His individual objectives included: (i) developing a top-level strategy for the Company; (ii) developing the Company’s organization to improve effectiveness, setting the stage for improvements in growth, profitability and customer satisfaction; (iii) developing strategies and implementing plans for operational improvements.  The Committee evaluated Mr. Peeler’s performance in executive session and formulated and presented a recommendation to the full Board of Directors.  The Board approved this recommendation and Mr. Peeler’s Management Bonus Plan award was paid on February 26, 2010.

On May 18, 2009, Mr. Peeler received a restricted stock award of 50,000 shares of Veeco common stock and was granted a stock option award to purchase 300,000 shares of Veeco common stock, one half of which were awarded on May 18, 2009; the remaining 150,000 stock options were awarded on June 29, 2009 (as described above).  Mr. Peeler’s stock options have an exercise price equal to the fair market value on the date of grant and are subject to the same terms as the Company’s other stock options, as described above.  Mr. Peeler’s 2009 equity compensation was comprised of three elements:  (i) a combination of stock options and restricted stock equivalent to the value of Mr. Peeler’s target equity grant in accordance with the Company’s annual evaluation and grant of equity based compensation; (ii) stock options to purchase shares of Veeco common stock, representing the value of a portion of Mr. Peeler’s forfeited 2009 MBP cash bonus; and (iii) a one-time equity retention award, as described below.

As part of Mr. Peeler’s initial compensation package when he was appointed Veeco’s CEO in 2007, he received a stock option grant for 250,000 shares of Veeco common stock (the “Hiring Options”), valued by the Black-Scholes method as having a value of $1.75 million.  As a result of the economic downturn, in early 2009, the Black-Scholes value of Mr. Peeler’s Hiring Options had decreased by 88.6% to $0.2 million.  The Committee determined that it was important to provide an incentive for Mr. Peeler to remain with the Company, particularly in light of the fact that his base salary had been reduced, portions of his annual cash bonus had been forfeited and his stock options were significantly underwater.  The Committee granted him stock options with an aggregate value of $1.55 million, as determined using the Company’s “reasonable potential” valuation methodology described above.

Under the terms of his employment agreement, Mr. Peeler was entitled to receive a living and transportation allowance payable for the first year of his employment, grossed up for taxes, not to exceed $100,000; the actual expense associated with Mr. Peeler’s housing and transportation allowance for his first year of employment, including gross-up, was approximately $60,000. In May 2008, after determining that Mr. Peeler was not able to relocate to New York at that time, the Committee approved the extension of Mr. Peeler’s housing and transportation allowance arrangement for up to three (3) additional years, during which time Mr. Peeler shall continue to have the right to relocate to New York with relocation assistance provided by the Company.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual and long-term incentive bonus, sign-on bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to retain him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Compensation of the Chief Financial Officer

On January 5, 2010, Veeco announced that David D. Glass would join the Company as Executive Vice President and Chief Financial Officer, succeeding Mr. Rein, who announced his retirement from the Company in 2009.  In connection with his appointment, the Company entered into an agreement with Mr. Glass, effective January 18, 2010.  Pursuant to the terms of the agreement, Mr. Glass will be paid an annual base salary of $360,000.  He will be eligible to participate in the Company’s Management Bonus Plan, with a target bonus of 70% of base salary; amounts payable under the plan will be pro-rated to reflect his actual start date for his first year of service.  Mr. Glass will receive a sign-on bonus in the gross amount of $150,000, payable in the first regular payroll following 90 days after his start date.  If his employment is terminated by the Company for Cause or by him without Good Reason (each as defined in the agreement) prior to the second anniversary of his start date, Mr. Glass will be obligated to reimburse the Company for the full amount of the sign-on bonus.

Mr. Glass received long term equity awards of restricted stock in the amount of 25,000 shares and stock options to purchase 50,000 shares were granted on his first day of employment.  The restricted stock will vest over four years, with one-third of the total award vesting on each anniversary of the date of grant, beginning with the second anniversary.  The stock options will vest over three years, with one-third of the options becoming exercisable on each of the first three anniversaries of the grant date.

Mr. Glass also received a car allowance of $700 per month and is eligible for relocation assistance to move him and his family from Exton, Pennsylvania to the Long Island, New York area as well as a temporary living allowance to assist him with duplicate housing costs for up to the first twelve months of his employment with Veeco.  Mr. Glass is also eligible for certain severance benefits in the event his employment is terminated by the Company without cause or by him for good reason, including 18 months of salary continuation and extended stock option exercise rights for 12 months following separation, not to exceed the expiration date of the option.  Mr. Glass has also been named as a participant in the Company’s Senior Executive Change in Control policy.

Financial and Tax Considerations

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and key employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2009 compensation program met these objectives and that the Company’s 2010 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Veeco specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2009.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2010 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Heinz K. Fridrich

Roger D. McDaniel (Chairman)

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2009 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, and (c) each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John R. Peeler	2009	580,231	—	441,000	1,563,924	1,004,858	68,471	3,658,484
CEO (6)	2008	600,000	—	874,000	945,000	435,547	93,255	2,947,802
	2007	276,923	—	3,111,000	1,527,500		1,036,223	5,951,646

John F. Rein, Jr.	2009	391,557	—	97,020	208,523	465,909	12,545	1,175,554
Former EVP and CFO (7)	2008	397,420	198,910	157,320	340,200	198,746	12,484	1,305,080
	2007	391,574	—	271,650	80,250	—	12,484	755,958

Mark R. Munch, Ph.D.	2009	325,693	—	132,300	260,654	150,512	11,274	880,433
EVP, Metrology & Instrumentation (8)	2008	284,308	70,000	609,600	180,800	29,006	92,482	1,266,196

Robert P. Oates	2009	376,102	—	88,200	208,523	612,781	11,972	1,297,578
EVP, Data Storage	2008	381,600	190,800	131,100	286,200	251,810	11,932	1,253,442
	2007	372,406	—	271,650	80,250	99,194	11,452	834,952

Peter Collingwood	2009	257,492	—	217,220	267,966	350,037	20,562	1,113,277
SVP, Worldwide Sales and Service (9)	2008	58,115	—	123,800	91,964	68,328	1,019	343,226

(1)          For 2008, reflects retention bonus and service recognition payments for Messrs. Rein and Oates and a discretionary bonus payment for Dr. Munch.  All other bonuses were either performance-based bonuses pursuant to the Company’s Management Bonus Plan, Management Profit Sharing Plan or the Supplemental Profit Sharing Plan, which are reflected under the column labeled “Non-Equity Incentive Plan Compensation,” or signing bonuses, which are reflected under the column labeled “All Other Compensation,” in accordance with SEC rules.

(2)          Reflects awards of restricted stock.  In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards.  The amounts shown relate to the following stock awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/8/2007	$18.11	J. Rein	15,000
		R. Oates	15,000
7/1/2007	$20.74	J. Peeler	150,000
2/5/2008	$15.24	M. Munch	40,000
6/12/2008	$17.48	J. Peeler	50,000
		J. Rein	9,000
		R. Oates	7,500
10/6/2008	$12.38	P. Collingwood	10,000
5/18/2009	$8.82	J. Peeler	50,000
		J. Rein	11,000
		M. Munch	15,000
		R. Oates	10,000
		P. Collingwood	11,000
6/18/2009	$12.02	P. Collingwood	10,000

(3)          In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the option awards.  Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2010 (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/8/2007	$5.35	J. Rein	15,000
		R. Oates	15,000
7/1/2007	$6.11	J. Peeler	250,000
2/5/2008	$4.52	M. Munch	40,000
6/12/2008	$5.40	J. Peeler	175,000
		J. Rein	63,000
		R. Oates	53,000
10/6/2008	$4.60	P. Collingwood	20,000
5/18/2009	$4.31	J. Peeler	150,000
		J. Rein	20,000
		M. Munch	25,000
		R. Oates	20,000
		P. Collingwood	20,000
6/18/2009	$5.94	P. Collingwood	10,000
6/29/2009	$6.12	J. Peeler	150,000
		J. Rein	20,000
		M. Munch	25,000
		R. Oates	20,000
		P. Collingwood	20,000

(4)          Reflects profit-sharing and cash bonuses paid under the Company’s Management Profit Sharing Plan, Management Bonus Plan and Supplemental Profit Sharing Plan and, in the case of Mr. Collingwood, commissions.  Profit-sharing, bonuses and commissions listed for a particular year represent amounts earned with respect to such year even though all or part of such amount may have been paid during the first quarter of the following year.  These amounts are comprised of the following:

Name	Year	Profit Sharing ($)	Bonus Plan ($)	Supplemental Profit Sharing ($)	Commissions ($)	Total Non- Equity Incentive Plan Compensation ($)
J. Peeler	2009	170,138	225,000	609,720		1,004,858
	2008	97,550	337,997			435,547
	2007					—

J. Rein	2009	78,885	104,323	282,701		465,909
	2008	45,430	153,516			198,746
	2007					—

M. Munch	2009	56,145	74,250	20,117		150,512
	2008	29,006				29,006

R. Oates	2009	64,925	85,860	461,996		612,780
	2008	37,225	214,585			251,810
	2007		99,194			99,194

P. Collingwood	2009	23,900	31,607	85,652	208,878	350,037
	2008		36,935			36,935

(5)          All Other Compensation for 2009 consists of car allowance, 401(k) matching contribution, premiums for group term life insurance and housing allowance payments and, in the case of Mr. Collingwood, car lease payments, including early lease termination fees incurred in connection with his transfer to the United States, as follows:

Name	Car Allowance ($)	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Housing Allowance ($)	Total Other Compensation ($)
J. Peeler	18,000	2,500	1,072	46,899	68,471
J. Rein	8,400	2,500	1,645		12,545
M. Munch	8,400	2,500	374		11,274
R. Oates	8,400	2,500	1,072		11,972
P. Collingwood	20,562				20,562

(6)          Mr. Peeler joined Veeco as Chief Executive Officer on July 1, 2007.

(7)          Mr. Rein left Veeco effective January 29, 2010.

(8)          Dr. Munch joined Veeco as Executive Vice President, Metrology and Instrumentation on February 5, 2008.

(9)          Mr. Collingwood joined Veeco as Vice President and General Manager for Veeco’s European operations on October 6, 2008.  During 2008 and 2009, Mr. Collingwood was based in the Company’s United Kingdom office.  Payments to Mr. Collingwood were originally denominated in Great Britain Pounds (GBP).  Except where otherwise noted, the amounts paid to Mr. Collingwood reflected herein and throughout this Proxy Statement were converted into U.S. dollars at the rate of 0.6411 GBP =

US$1.00 for 2009 and 0.5449 GBP = US$1.00 for 2008, which were the average exchange rates during 2009 and 2008, respectively.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2009 of stock options and shares of restricted stock made under the Company’s 2000 Stock Incentive Plan, as amended.  The option and restricted stock awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options have a seven-year life.  The options vest one third per year on each of the first, second and third anniversaries of the date of grant.  One third of the shares of restricted stock vest on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Market Price on Date of Grant ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
J. Peeler	5/18/09	—	—	—	50,000				441,000
	5/18/09					150,000	8.82	9.54	646,373
	6/29/09					150,000	12.36	11.94	917,551

J. Rein	5/18/09	—	—	—	11,000				97,020
	5/18/09					20,000	8.82	9.54	86,183
	6/29/09					20,000	12.36	11.94	122,340

M. Munch	5/18/09	—	—	—	15,000				132,300
	5/18/09					25,000	8.82	9.54	107,729
	6/29/09					25,000	12.36	11.94	152,925

R. Oates	5/18/09	—	—	—	10,000				88,200
	5/18/09					20,000	8.82	9.54	86,183
	6/29/09					20,000	12.36	11.94	122,340

P. Collingwood	5/18/09	—	—	—	11,000				97,020
	5/18/09					20,000	8.82	9.54	86,183
	6/18/09				10,000				120,200
	6/18/09					10,000	12.02		59,443
	6/29/09					20,000	12.36	11.94	122,340

(1)          During 2009, the Company made awards under its annual Management Profit Sharing Plan, Management Bonus Plan and Supplemental Profit Sharing Plan.  These bonuses, which were earned during 2009 and paid during 2009 and the first quarter of 2010, are reflected in the Summary Compensation Table under the Column entitled Non-Equity Incentive Plan Compensation.  Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards.

(2)          The exercise price reflects the closing price of Veeco common stock on the trading day prior to the grant date, as provided under the terms of the 2000 Stock Incentive Plan.

(3)          Reflects the closing market price of Veeco common stock on the date of grant for dates on which the option exercise price was less than the closing price on the date of grant.  Under Veeco’s 2000 Stock Incentive Plan, option exercise prices are based on the closing price on the trading day immediately preceding to the date of grant.  The date-prior closing price was originally chosen when the 2000 Stock Incentive Plan was adopted to facilitate administration of the plan, approval and issuance of awards and reporting of awards under applicable SEC rules.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2009, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2009, which was $33.04 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John R. Peeler	166,666	83,334	20.74	6/30/2014	50,000	1,652,000
		116,667	17.48	6/11/2015	33,334	1,101,355
		150,000	8.82	5/17/2016	50,000	1,652,000
		150,000	12.36	6/28/2016

John F. Rein, Jr.	25,000		15.48	3/31/2010	5,000	165,200
	70,000		21.36	7/27/2011	9,000	297,360
	40,000		16.56	6/16/2012	11,000	363,440
	15,000		23.61	6/8/2013
	10,000	5,000	18.11	6/7/2014
	21,000	42,000	17.48	6/11/2015
		20,000	8.82	5/17/2016
		20,000	12.36	6/28/2016

Mark R. Munch	13,333	26,667	15.24	2/4/2015	40,000	1,321,600
		25,000	8.82	5/17/2016	15,000	495,600
		25,000	12.36	6/28/2016

Robert P. Oates	30,000		21.36	7/27/2011	5,000	165,200
	15,000		21.84	9/14/2011	7,500	247,800
	30,000		16.56	6/16/2012	10,000	330,400
	10,000		23.61	6/8/2013
	10,000	5,000	18.11	6/7/2014
	17,666	35,334	17.48	6/11/2015
		20,000	8.82	5/17/2016
		20,000	12.36	6/28/2016

Peter Collingwood	6,666	13,334	12.38	10/5/2015	10,000	330,400
		20,000	8.82	5/17/2016	11,000	363,440
		10,000	12.02	6/17/2016	10,000	330,400
		20,000	12.36	6/28/2016

(1)          The options which are not yet vested will vest one third per year on each of the first, second and third anniversaries of the date of grant.  The shares of restricted stock which are not yet vested will vest (i) with respect to awards granted in 2007 and 2009, one third per year on each of the first, second and third anniversaries of the date of grant and (ii) with respect to awards granted in 2008, on the fifth anniversary of the date of grant; except for the award to Mr. Peeler, one third of which vests on each of the first, second and third anniversaries of the date of grant in accordance with an agreement entered into in connection with his initial hiring, and the awards to Dr. Munch and Mr. Collingwood, one third of which vests on each of the second, third and fourth anniversaries of the date of grant in accordance with agreements entered into in connection with their initial hiring.  The grant dates for the awards shown above which have not yet vested are as follows:

(the following table is part of footnote (1) to the Outstanding Equity Awards at Fiscal Year End table above)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
John R. Peeler	83,334	20.74	7/1/2007	50,000	7/1/2007
	116,667	17.48	6/12/2008	33,334	6/12/2008
	150,000	8.82	5/18/2009	50,000	5/18/2009
	150,000	12.36	6/29/2009

John F. Rein, Jr.	5,000	18.11	6/8/2007	5,000	6/8/2007
	42,000	17.48	6/12/2008	9,000	6/12/2008
	20,000	8.82	5/18/2009	11,000	5/18/2009
	20,000	12.36	6/29/2009

Mark R. Munch	26,667	15.24	2/5/2008	40,000	2/5/2008
	25,000	8.82	5/18/2009	15,000	5/18/2009
	25,000	12.36	6/29/2009

Robert P. Oates	5,000	18.11	6/8/2007	5,000	6/8/2007
	35,334	17.48	6/12/2008	7,500	6/12/2008
	20,000	8.82	5/18/2009	10,000	5/18/2009
	20,000	12.36	6/29/2009

Peter Collingwood	13,334	12.38	10/6/2008	10,000	10/6/2008
	20,000	8.82	5/18/2009	11,000	5/18/2009
	10,000	12.02	6/18/2009	10,000	6/18/2009
	20,000	12.36	6/29/2009

Options Exercises and Stock Vested During 2009

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	58,333	855,546	66,666	780,492
J. Rein	25,000	327,210	10,000	111,400
M. Munch	—	—	—	—
R. Oates	10,000	137,266	8,334	92,608
P. Collingwood	—	—	—	—

(1)   Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	21,175
J. Rein	3,748
M. Munch	—
R. Oates	3,124
P. Collingwood	—

Equity Compensation Plan Information

The Company previously maintained the Veeco Instruments Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), to provide for equity awards to employees, directors and consultants.  The 2000 Plan expired on April 3, 2010. As a result, no further awards are available for grant under the 2000 Plan and the Company is seeking stockholder approval of the 2010 Stock Incentive Plan as described under proposal 2 above.  In the past, the Company had maintained certain other stock option plans, all of which have been frozen and, as a result, no awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of each of these plans follows.

Plans Approved by Securityholders

The 2000 Plan was approved by the Board of Directors and by the Company’s stockholders in May 2000.  The 2000 Plan provided for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provided for automatic annual grants of shares of restricted stock to each non-employee Director of the Company having a fair market value in the amount determined by the Compensation Committee from time to time.  In January 2009, the Compensation Committee determined that the value of this annual award should be $100,000 per director but the Board voted unanimously to reduce the amount of the 2009 award to $75,000 per director, in light of the difficult economic environment facing the Company.  The 2000 Plan expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 Plan and this plan cannot be used for future awards.

The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (as amended, the “Directors’ Option Plan”), provided in the past for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company.  Such options were exercisable immediately and expire after ten years.  The Directors’ Option Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

The Veeco Instruments Inc. Amended and Restated 1992 Employees’ Stock Option Plan (as amended, the “1992 Plan”) provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company.  Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.  The 1992 Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In connection with the Company’s acquisition of CVC, Inc. (“CVC”) in May 2000, the Company assumed certain stock option plans and agreements related to CVC.  Stock options granted under these plans generally vest over a three-to-five year period and expire after five to ten years from the date of grant. As of December 31, 2009, there were 860 options outstanding under the various CVC plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Plans Not Approved by Securityholders

The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (as amended, the “Non-Officer Plan”) was approved by the Board of Directors in October 2000.  Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years.  The Non-Officer Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In September 2001, the Company assumed certain stock option plans and agreements in connection with the acquisition of Applied Epi, Inc. (“Applied Epi”).  Stock options granted under these plans generally expire after ten years from the date of grant.  Options granted under two of the plans vest over three years and options granted under one of the plans vest immediately upon grant.  As of December 31, 2009, there were 123,614 options outstanding under the various Applied Epi plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into an employment agreement or letter agreement with each of the NEOs and other executive officers of the Company.  These agreements provide for the payment of severance and certain other benefits to the executive in the event (i) the executive’s employment is terminated by Veeco without “cause” (defined as specified serious misconduct), (ii) the executive resigns for “good reason” or (iii) in the case of Mr. Peeler, in the event of death or disability.  “Good reason” is defined in the employment and letter agreements as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Messrs. Peeler and Oates, an involuntary relocation of the executive’s primary place of work by more than 50 miles from its then current location, (c) in the case of Mr. Peeler, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities; (d) in the case of Messrs. Peeler and Glass, a significant reduction, and, in the case of Mr. Oates, a material reduction, in total benefits available (other than a reduction affecting employees generally); and (e) in the case of Mr. Peeler, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive and, for Messrs. Munch, Oates and Collingwood, vary depending on whether the termination occurs in connection with or following a “change of control.”  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Code.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination, (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination, (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Peeler will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Rein Agreement.  On June 15, 2009, the Company announced Mr. Rein’s plans to retire from Veeco.  In exchange for agreeing to continue to serve as the Company’s chief financial officer until a successor was hired, the Company agreed to provide Mr. Rein with the severance benefits to which he would otherwise have been entitled in connection with his voluntary termination for good reason, as that term is defined in an employment agreement, dated April 1, 2003 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008, between the Company and Mr. Rein.  Mr. Rein separated from Veeco on January 29, 2010.  Under the agreement, Mr. Rein will receive severance in an amount equal to 24 months of base salary and a pro-rated bonus for 2010, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, (i) Mr. Rein will have 24 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Rein at the time of such termination, (ii) the vesting of any options which were held by Mr. Rein at the time of such termination was accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Rein at the time of such termination was accelerated and the restrictions with regard thereto lapsed.  The agreement also provides that Mr. Rein will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, the Company will pay Mr. Rein an amount equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination.

Glass Agreement.  The Company has entered into a letter agreement with Mr. Glass dated December 17, 2009.  Under the agreement, in the event of a specified termination as described above, Mr. Glass will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, (i) Mr. Glass will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Glass at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  In addition, if Mr. Glass elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Glass would have paid had his employment not been terminated.

Munch Agreement.  The Company has entered into a letter agreement with Dr. Munch dated January 11, 2008 and an amendment thereto dated December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Dr. Munch will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination, (i) Dr. Munch will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Dr. Munch at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  In addition, if Dr. Munch elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Dr. Munch would have paid had his employment not been terminated.

Oates Agreement.  The Company has entered into a letter agreement with Mr. Oates dated October 31, 2005 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination, Mr. Oates will be entitled to severance in an amount equal to 18 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Oates will have 18 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Oates at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Oates at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Oates will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Oates elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Oates would have paid had his employment not been terminated.

Collingwood Agreement.  The Company entered into a letter agreement with Mr. Collingwood effective January 1, 2010, in connection with his assignment at the Company’s headquarters office in Plainview, New York.  Under the agreement, in the event Mr. Collingwood’s employment is terminated by the Company without cause, Mr. Collingwood will be entitled to severance in an amount equal to 12 months of base salary.  In addition, both the Company and Mr. Collingwood are required to give the other three months’ notice should either party wish to terminate Mr. Collingwood’s employment, except in cases of gross misconduct or other fundamental breach of his obligations by Mr. Collingwood’s obligations, in which case the Company may terminate Mr. Collingwood’s employment with immediate effect.

Change in Control Policy.  Veeco has adopted a Senior Executive Change in Control Policy (the “Policy”) dated September 12, 2008 and amended December 23, 2008.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the policy applies remain available to discharge their duties in respect of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The policy was not adopted with any particular change in control in mind.  The policy applies to designated senior executives of Veeco (“Eligible Employees”), including Messrs. Glass, Munch, Oates and Collingwood.  The policy does not apply to Mr. Peeler.  Benefits under the Senior Executive Change in

Control Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The following description of the Senior Executive Change in Control Policy contained above is a summary only.  Reference is made to the full text of the policy which has been filed previously with the SEC.  The principal terms of the policy are:

(a)         Upon the consummation of a Change in Control (as defined in the policy), the vesting of all equity awards held by the Eligible Employee shall be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)         If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the policy), or by the Eligible Employee for Good Reason (as defined in the policy), during the period commencing 3 months prior to, and ending 18 months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)        The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)       The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iii)      The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2009.  These amounts would be incremental to the compensation and benefit entitlements described above in this Proxy Statement that are not contingent upon a termination or change-in-control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31, 2009, which was $33.04 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Extension of Post- Termination Exercise Period ($) (3)	Accelerated Vesting of Stock Awards ($)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,122,320	9,575,347	3,304,002	4,405,355	19,407,024
J. Rein	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	973,663	1,626,170	885,472	826,000	4,311,305
M. Munch	Termination without Cause or resignation for Good Reason	330,000	0	22,026	0	352,026
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	913,320	1,597,173	148,680	1,817,200	4,476,373
R. Oates	Termination without Cause or resignation for Good Reason	709,200	0	186,124	743,400	1,638,724
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,052,640	1,522,447	318,836	743,400	3,637,323
Peter Collingwood	Termination without Cause or resignation for Good Reason	280,745	0	0	0	280,745
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	780,332	1,383,680	115,640	1,024,240	3,303,892

(1)           Reflects salary continuation benefits and, where provided under the applicable employment agreement or Change in Control Policy, pro-rated bonus and COBRA subsidy (or, in the case of Mr. Rein, 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following termination).  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)           Reflects the spread, or in-the-money value, as of December 31, 2009, of options to purchase Veeco common stock which would vest upon the specified event where provided under the applicable employment agreement or Change in Control Policy.  Does not include the value of out-of-the-money options or options which vested prior to the specified event.  As of December 31, 2009, the closing price of Veeco common stock was $33.04 per share.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2009.

(3)           Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2009, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or Change in Control Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2009, which was $33.04 per share.  Does not include the value of out-of-the-money options.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2009.

(4)           The agreements for Messrs. Peeler and Rein do not distinguish between Change of Control and non-Change of Control scenarios.

(5)           As used in the Senior Executive Change in Control Policy, “Change in Control” is defined to mean the case where:

(i)            any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)           any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)          a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)          any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)          A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)           A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)          An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 19, 2010 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock			Percentage of Total Shares
	Beneficially Owned (1)
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
BlackRock, Inc. & Affiliates (2)	3,074,272	—	3,074,272	7.7%

Directors:
Edward H. Braun	—	50,000	50,000	*
Richard A. D’Amore	67,204	20,000	87,204	*
Joel A. Elftmann (3)	32,169	10,000	42,169	*
Heinz K. Fridrich	13,502	10,000	23,502	*
Roger McDaniel	19,003	—	19,003	*
John R. Peeler	178,825	166,666	345,491	*
Irwin H. Pfister	8,503	—	8,503	*
Peter J. Simone	11,003	—	11,003	*

Named Executive Officers:
John R. Peeler	178,825	166,666	345,491	*
David D. Glass	25,000	—	25,000	*
John F. Rein, Jr.	49,285	133,000	182,285	*
Mark R. Munch, Ph.D.	47,188	26,666	73,854	*
Robert P. Oates	40,316	17,666	57,982	*
Peter Collingwood	—	6,666	6,666	*
All Directors and Executive Officers as a Group (14 persons)	510,545	441,497	952,042	2.4%

*              Less than 1%.

(1)           A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Shares owned include awards of restricted stock from the Company, whether or not vested.   Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)           Share ownership information is based on information contained in a Schedule 13G filed with the SEC on January 29, 2010.  The address of this holder is 40 East 52nd Street, New York, New York  10022.

(3)           Includes 2,000 shares of Common Stock held by the Elftmann Limited Partnership, of which Mr. Elftmann is the general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2009 all Section 16(a) filing requirements were satisfied on a timely basis, except that, due to the Company’s oversight, Messrs. Peeler, Rein, Munch, Oates, Collingwood and Kiernan inadvertently failed to timely report the award of options to purchase Veeco common stock which were granted on June 29, 2009.  These awards were reported on September 9, 2009.

EXHIBIT A

VEECO INSTRUMENTS INC.

2010 STOCK INCENTIVE PLAN

1.                                       Purposes of the Plan.  The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.                                       Definitions.  The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement.  In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)                                  “Administrator” means the Board or any of the Committees appointed to administer the Plan.  Subject to further designation by the Board, the Compensation Committee of the Board shall be the Administrator.

(b)                                 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(c)                                  “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company, or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(d)                                 “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(e)                                  “Award Agreement” means the written agreement or notice evidencing the grant of an Award by the Company, including the terms and conditions governing the Award and any amendments to any of them.

(f)                                    “Board” means the Board of Directors of the Company.

(g)                                 “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s:  (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines

“Cause” on the occurrence of or in connection with a Corporate Transaction, such definition of “Cause” shall not apply until a Corporate Transaction actually occurs.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Committee” means the Compensation Committee of the Board or any other committee composed of members of the Board appointed by the Board to administer the Plan.

(j)                                     “Common Stock” means the common stock of the Company.

(k)                                  “Company” means Veeco Instruments Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(l)                                     “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m)                               “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated.  In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws.  A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant.  Except as otherwise provided in the Award Agreement or other agreement, any change in status from Consultant to Employee shall not cause Continuous Service to be interrupted, but change in status from Employment to Consultant shall cause Continuous Service to be interrupted.  Notwithstanding the foregoing, whether a change in status causes a “separation from service” under Code Section 409A shall be determined under rules applicable under Code Section 409A.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.  For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(n)                                 “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (i) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)                                     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in a single transaction or a series of related transactions of 30% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of the Plan, the following acquisitions shall not constitute a Corporate Transaction: (I)

any acquisition by the Company, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Related Entity, (III) any acquisition by any Person which complies with clauses (A), (B) and (C) of subsection (v) of this Section 2(n), or (IV) in respect of an Award held by a particular Grantee, any acquisition by the Grantee or any “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933, as amended) of the Grantee.  Persons described in clauses (I), (II), and (IV) of the previous sentence are referred to hereafter as “Excluded Persons”;

(ii)                                  Individuals who, on the date hereof constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be an Incumbent Director; provided, however that no individual initially elected or nominated as a director of the corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii)                               the dissolution or liquidation of the Company;

(iv)                              the sale of all or substantially all of the business or assets of the Company; or

(v)                                 the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), (B) no Person (other than any Excluded Person), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors.

(o)                                 “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(p)                                 “Director” means a member of the Board or the board of directors of any Related Entity.

(q)                                 “Disability” means “disability” as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy.  If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days.  A

Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(r)                                    “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(s)                                  “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance.  The payment of director’s fees by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)                                 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                     If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the last trading day prior to the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on www.wsj.com or such other source as the Administrator deems reliable;

(ii)                                  In the absence of an established market for the Common Stock of the type described in (i) above, if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the last trading day prior to the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported on www.wsj.com or such other source as the Administrator deems reliable; or

(iii)                               In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(v)                                 “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(w)                               “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(x)                                   “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(y)                                 “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)                                   “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(aa)                            “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)                          “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(cc)                            “Plan” means this 2010 Stock Incentive Plan.

(dd)                          “Related Entity” means any Parent or Subsidiary of the Company.

(ee)                            “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award.  The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ff)                                “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(gg)                          “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(hh)                          “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ii)                                  “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(jj)                                  “Share” means a share of the Common Stock.

(kk)                            “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.                                       Stock Subject to the Plan.

(a)                                  Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 3,500,000 Shares; provided, however, that the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 3,000,000 Shares.  Notwithstanding the foregoing, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth herein as one and one-half (1.5) Shares for every one (1) Share issued in connection with such Award (and shall be counted as one and one-half (1.5) Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b)

below in connection with Awards other than Options and SARs).  The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)                                 Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall again be available for grant and issuance pursuant to Awards under the Plan.  Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.  Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.                                       Administration of the Plan.

(a)                                  Plan Administrator.

(i)                                     Administration with Respect to Directors and Officers.  With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3.  Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)                                  Administration With Respect to Consultants and Other Employees.  With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.  Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.  The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)                               Administration With Respect to Covered Employees.  Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation.  In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)                              Administration Errors.  In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)                                 Powers of the Administrator.  Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)                                     to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)                                  to determine whether and to what extent Awards are granted hereunder;

(iii)                               to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)                              to approve forms of Award Agreements for use under the Plan;

(v)                                 to determine the terms and conditions of any Award granted hereunder;

(vi)                              to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval, and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction.  Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii)                           to construe and interpret the terms of the Plan and Awards, including without limitation, any Award Agreement, granted pursuant to the Plan;

(viii)                        to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix)                                to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board.  Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)                                  Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.  To the extent required by Applicable Laws, the payment of expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

5.                                       Eligibility.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.  Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company.  An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.  Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.                                       Terms and Conditions of Awards.

(a)                                  Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions.  Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)                                 Designation of Award.  Each Award shall be designated in the Award Agreement.  In the case of an Option, the Option shall be a Non-Qualified Stock Option unless specifically designated as an Incentive Stock Option.  However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded.  The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company).  For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.  In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)                                  Conditions of Award.  Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award, which may include, without limitation, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria.  The performance criteria established by the Administrator may be based on any one, or any combination of, the following: (1) share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow, (13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16)

economic value added, (17) market share, (18) net income, (19) personal goals, (20) sales, (21) improvements in capital structure, (22) earnings before interest, taxes and amortization, (23) budget comparisons, (24) controllable profits, (25) expense management, (26) improvements in capital structure), (27) profit margins, (28) operating or gross margin, (29) profitability of an identifiable business unit or product, (30) cash flow, operating cash flow, or cash flow or operating cash flow per share, (31) reduction in costs, (32) return on capital, (33) improvement in or attainment of expense levels or working capital level, and (34) earnings before interest, taxes, depreciation and amortization.  The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity.  Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.  In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be performance-based compensation.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be performance-based compensation.

(d)                                 Acquisitions and Other Transactions.  The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)                                  Deferral of Award Payment.  The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award.  The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)                                    Separate Programs.  The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)                                 Individual Limitations on Awards.

(i)                                     Individual Limit for Options and SARs.  The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be three hundred thousand (300,000) Shares.  The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.  To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee.  For this purpose, the repricing of an Option (or in the case of a SAR, the reduction of the base amount on which the stock appreciation is calculated to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(iii)                               Individual Limit for Restricted Stock and Restricted Stock Units.  For awards of Restricted Stock and Restricted Stock Units, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be two hundred thousand (200,000) Shares.  The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(h)                                 Deferral.  If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(i)                                     Early Exercise.  The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award.  Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j)                                     Term of Award.  The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof.  However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.  Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(k)                                  Transferability of Awards.  Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.  Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(l)                                     Time of Granting Awards.  The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7.                                       Award Exercise or Purchase Price, Consideration and Taxes.

(a)                                  Exercise or Purchase Price.  The exercise or purchase price, if any, for an Award shall be as follows:

(i)                                     In the case of an Incentive Stock Option:

(A)                              granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)                                granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)                                  In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)                               In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)                              In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)                                 In the case of other Awards, such price as is determined by the Administrator.

(vi)                              Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)                                 Consideration.  Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator.  In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)                                     cash;

(ii)                                  check;

(iii)                               surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)                              with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company-designated or Company-approved brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)                                 with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market

Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)                              any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)                                  Taxes.  No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares.  Upon exercise or vesting of an Award, the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award with a Fair Market Value sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8.                                       Exercise of Award.

(a)                                  Procedure for Exercise; Rights as a Stockholder.

(i)                                     Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)                                  An Award shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(a)                                  Exercise of Award Following Termination of Continuous Service.

(i)                                     An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement or another applicable agreement between the Company and the Grantee.

(ii)                                  Where the Award Agreement or another applicable agreement between the Company and the Grantee permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)                               Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement or another applicable agreement between the Company and the Grantee.

9.                                       Conditions Upon Issuance of Shares.

(a)                                  If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance.  The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)                                 As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.                                 Adjustments Upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii)  any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”).  Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards.  In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.                                 Corporate Transactions.

(a)                                  Termination of Award in Connection with Corporate Transaction.  The Administrator may determine that, as provided in a definitive agreement governing a Corporate Transaction, effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate.  However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)                                 Acceleration of Award Upon Corporate Transaction.  Except as provided otherwise in an individual Award Agreement or other applicable agreement between the Company and the Grantee, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(c)                                  Effect of Acceleration on Incentive Stock Options.  Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12.                                 Effective Date and Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company.  It shall continue in effect for a term of ten (10) years unless sooner terminated.  Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.                                 Amendment, Suspension or Termination of the Plan.

(a)                                  The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

(b)                                 No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)                                  No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.                                 Reservation of Shares.

(a)                                  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)                                 The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.                                 No Effect on Terms of Employment/Consulting Relationship.  The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice.  The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.                                 No Effect on Retirement and Other Benefit Plans.  Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.  The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.                                 Stockholder Approval.  The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code.  Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.  The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable.  In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18.                                 Unfunded Obligation.  Grantees shall have the status of general unsecured creditors of the Company.  Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.                                 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

20.                                 Nonexclusivity of The Plan.  Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

EXHIBIT B

RESOLUTION APPROVING AMENDMENT TO

VEECO INSTRUMENTS INC.

CERTIFICATE OF INCORPORATION

RESOLVED, that the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, is hereby further amended to increase the number of authorized shares of common stock, par value $0.01 per share, from 60,000,000 shares to 120,000,000 shares, and therefore, Article 4 be amended to read in its entirety as follows:

“4.  The corporation shall have authority to issue a total of 120,500,000 shares, to be divided into 120,000,000 shares of common stock, with a par value of $0.01 per share and 500,000 shares of preferred stock with a par value of $0.01 per share.”

B-1

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Peeler and David D. Glass, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 14, 2010 at 9:30 a.m. (New York City time) at One Jericho Plaza, Jericho, New York  11753 and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 14, 2010

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW AND “FOR” PROPOSALS 2, 3 AND 4.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of two Class I Directors
NOMINEES:	Roger D. McDaniel	☐
	John R. Peeler	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instruction)

		☐	☐	☐

PROPOSAL 2. Approval of the Veeco Instruments Inc. 2010 Stock Incentive Plan.		FOR	AGAINST	ABSTAIN
		☐	☐	☐
PROPOSAL 3. Approval of an amendment to Veeco’s Certificate of Incorporation to increase the authorized shares of Veeco’s common stock thereunder.		FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 4. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.		FOR ☐	AGAINST ☐	ABSTAIN ☐

Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box below and indicate your new address in the address space provided.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.